     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1999


                                                      REGISTRATION NO. 333-64157
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 6
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          TENET HEALTHCARE CORPORATION
             (Exact name of registrant as specified in its charter)


              NEVADA                               8062                             95-2557091
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)


                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD B. SILVER
            VICE PRESIDENT, ASSOCIATE GENERAL COUNSEL AND SECRETARY
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                            BRIAN J. MCCARTHY, ESQ.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, Suite 3400
                         Los Angeles, California 90071
                                 (213) 687-5000
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)         FEE(2)
7 5/8% Series B Senior Notes due 2008.......     $350,000,000            100%            $350,000,000          $103,250
8 1/8% Series B Senior Subordinated Notes
  due 2008..................................    $1,005,000,000           100%           $1,005,000,000         $296,475

(1) Estimated solely for purposes of calculating the registration fee.
(2) The aggregate registration fee was calculated at the rate of $295 per $1,000,000, totaling $399,725 for the securities registered hereby of which $271,000 was wire transferred on September 23, 1998 and $128,725 was wire transferred on September 24, 1998 to the account of the Securities and Exchange Commission at Mellon Bank.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
              , 1999

                               OFFER TO EXCHANGE

                          TENET HEALTHCARE CORPORATION

                        7 5/8% SENIOR NOTES DUE 2008 AND
                   8 1/8% SENIOR SUBORDINATED NOTES DUE 2008
                 FOR 7 5/8% SERIES B SENIOR NOTES DUE 2008 AND
               8 1/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                        WHICH HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

    Tenet Healthcare Corporation is offering to exchange an aggregate principal amount of up to $350,000,000 of its new 7 5/8% Series B Senior Notes due 2008 and $1,005,000,000 of its new 8 1/8% Series B Senior Subordinated Notes due 2008, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing ("old") 7 5/8% Senior Notes due 2008 and its existing ("old") 8 1/8% Senior Subordinated Notes due 2008, respectively.

    The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and certain transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

    We currently intend to apply to list the new notes on the New York Stock Exchange.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE
  SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
         PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

    We file reports, proxy statements, registration statements and other information with the Commission. Our reports, proxy statements, registration statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov which contains our reports, proxy and information statements and other information. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "THC." You also may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 618 South Spring Street, Los Angeles, California 90014 and 301 Pine Street, San Francisco, California 94104.

    We have filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to our offering of new notes. This Prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the new notes in the Registration Statement. Any statements made in this Prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the Commission.

    In the event that we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we will be required under the indentures for the new notes to continue to file with the Commission, and to furnish the holders of the new notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference and are a part of this Prospectus.

    1. Annual Report on Form 10-K for the fiscal year ended May 31, 1998, as amended (File No. 1-7293);

    2. Quarterly Reports on Form 10-Q for the fiscal quarter ended August 31, 1998, as amended, for the fiscal quarter ended November 30, 1998 and for the fiscal quarter ended February 28, 1999 (File No. 1-7293); and

    3. Current Reports on Form 8-K, filed with the Commission on November 24 and December 11, 1998 (File No. 1-7293).

    All documents that we file with the Commission, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and before the termination of the offering of the new notes will be incorporated by reference in this Prospectus and will be a part of this Prospectus from the day we file such documents. Any statement in this Prospectus or in a document incorporated or deemed to be incorporated in this Prospectus by reference will be modified or superseded for purposes of this Prospectus if a statement contained in this Prospectus or in any other document we file after this Prospectus that also is incorporated or deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Only the modified or superseded statement will be a part of this Prospectus.

    This Prospectus incorporates documents by reference that are not part of this Prospectus or delivered with this Prospectus. We will provide without charge, if requested, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Please direct your requests to Tenet Healthcare Corporation, 3820 State Street, Santa Barbara, California 93105, Attention: Richard B. Silver, Esq., Vice President, Secretary and Associate General Counsel (telephone number (805) 563-7000). Please make
your request by April   , 1999 to insure a timely delivery of the documents.

                               PROSPECTUS SUMMARY

    THIS SECTION SUMMARIZES THE MORE DETAILED INFORMATION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND YOU SHOULD READ ALL OF SUCH INFORMATION CAREFULLY AND IN ITS ENTIRETY.

                                  THE COMPANY

    Tenet Healthcare Corporation is the second largest investor-owned healthcare services company in the United States. At May 31, 1998, our subsidiaries owned or operated 122 general hospitals with 27,867 licensed beds and related healthcare facilities serving urban and rural communities in 18 states and held investments in other healthcare companies. Our subsidiaries also own or operate a small number of rehabilitation hospitals, specialty hospitals, long-term care facilities and psychiatric facilities and many medical office buildings located at or near its general hospitals. Our subsidiaries also own or operate ancillary healthcare businesses, including outpatient surgery centers, home healthcare agencies, occupational and rural healthcare clinics, health maintenance organizations, a preferred provider organization, a managed care insurance company and physician practices. We intend to continue our strategic acquisitions of and partnerships or affiliations with additional general hospitals and related healthcare businesses to expand and enhance our integrated healthcare delivery systems. Our integrated healthcare delivery systems offer a broad range of healthcare services throughout a given geographic area.

    Our principal executive offices are located at 3820 State Street, Santa Barbara, California 93105, and our telephone number is (805) 563-7000. We employ approximately 116,800 people nationwide. We provide central support services to our hospitals from an operations center based in Dallas, Texas.

                               THE EXCHANGE OFFER

Securities Offered.........  We are offering up to $350,000,000 principal amount of new
                             7 5/8% Series B Senior Notes due 2008, and $1,005,000,000
                             principal amount of new 8 1/8% Series B Senior Subordinated
                             Notes due 2008, which have been registered under the Securities
                             Act.

The Exchange Offer.........  We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the
                             registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A and Regulation
                             S under the Securities Act and therefore not registered with the Commission. For procedures for tendering, see "The Exchange
                             Offer."

Tenders, Expiration Date;
  Withdrawal...............  The Exchange Offer will expire at 5:00 p.m. New York City time
                             on April   , 1999 unless it is extended. If you decide to
                             exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes pursuant to the Exchange Offer, you may withdraw them at
                             any time prior to April   , 1999. If we decide for any reason
                             not to accept any old note for exchange, it will be returned to you without expense to you promptly after the expiration or termination of the Exchange Offer.

Listing....................  We will apply to have the new notes listed on the New York
                             Stock Exchange.

Federal Income Tax
  Consequences.............  Your exchange of old notes for new notes pursuant to the
                             Exchange Offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Certain United States
                             Federal Income Tax Consequences."

Exchange Agent.............  The Bank of New York is the exchange agent for the Exchange
                             Offer.

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

    If you do not exchange your old notes in the Exchange Offer, your old notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Under certain circumstances, however, certain holders of old notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell new notes received in the Exchange Offer) may require us to file and cause to become effective, a shelf registration statement which would cover resales of old notes by such holders. See "Description of Notes--Exchange Offer; Registration Rights."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and certain transfer restrictions and registration rights relating to old notes do not apply to the new notes.

Maturity Dates.............  June 1, 2008 for the 7 5/8% new notes and December 1, 2008 for the 8 1/8% new notes.

Interest Payment Dates.....  June 1 and December 1, beginning December 1, 1998 for the old notes and June 1, 1999 for the new notes.

Mandatory Redemption.......  None.

Optional Redemption........  The 7 5/8% old notes are and the 7 5/8% new notes will be redeemable, in whole, at any time, or in part, from time to time, at our option at a redemption price equal to the
                             Make-Whole Price. See "Description of Notes--Optional
                             Redemption."

                             The 8 1/8% old notes are and the 8 1/8% new notes will be
                             redeemable at our option in whole or in part on or after June
                             1, 2003, at the redemption prices set forth on page 20, plus accrued and unpaid interest to the date of redemption. See
                             "Description of Notes--Optional Redemption." Our existing bank credit facility and the 7 5/8% notes indenture and our other debt obligations limit our ability to redeem or otherwise
                             repurchase the 8 1/8% notes prior to the stated maturity
                             thereof, other than in connection with certain refinancing transactions.

Change of Control..........  Upon a Change of Control Triggering Event, each holder of old notes and new notes may require us to repurchase their notes at
                             101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. Events that would
                             constitute a Change of Control also would constitute an event of default under our existing credit facility. The occurrence of an event of default under our existing credit facility will constitute an event of default under the indentures.
                             Accordingly, it is unlikely that we would be able to fulfill our obligation to repurchase any notes if a Change of Control
                             Triggering Event occurs. The indentures relating to the 7 5/8%
                             old and new notes and certain of our other debt obligations also may restrict our ability to purchase the 8 1/8% old and new notes upon the occurrence of a Change of Control Triggering
                             Event. See "Risk Factors--Possible Inability to Repurchase
                             Notes Upon a Change of Control" and "Description of
                             Notes--Repurchase at the Option of Holders Upon a Change of
                             Control."

Ranking....................  The 7 5/8% old notes were, and the 7 5/8% new notes will be, general unsecured obligations ranking senior to our
                             subordinated indebtedness, including the 8 1/8% old and new notes, and PARI PASSU in right of payment with all of our other existing and future unsubordinated indebtedness. The 8 1/8% old notes were, and the 8 1/8% new notes will be, our general
                             unsecured obligations subordinated to all of our existing and future senior debt. As of February 28, 1999, the Company,
                             including its subsidiaries, had approximately $171 million of indebtedness and $642 million of obligations to trade creditors that were structurally senior to the 7 5/8% notes and $4.032 billion of indebtedness that ranked PARI PASSU with the 7 5/8%
                             notes. As of February 28, 1999, we had $171 million of
                             indebtedness and $642 million of obligations to trade creditors that were structurally senior to the 8 1/8% notes; $4.382
                             billion of indebtedness that was contractually senior to the
                             8 1/8% notes; and $977 million of indebtedness that ranked PARI
                             PASSU with the 8 1/8% notes. Indebtedness of our subsidiaries and obligations of our subsidiaries to trade creditors is
                             structurally senior to the notes since, in the event of
                             bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company's
                             subsidiaries will be available to pay the notes only after our subsidiaries' indebtedness and obligations to trade creditors is paid in full. Because the Company stands as an equity
                             holder, rather than a creditor, of our subsidiaries, creditors of our subsidiaries will have their debt satisfied out of our subsidiaries' assets before the Company's creditors (including the note holders). See "Capitalization," "Description of
                             Notes--General" and "Description of Notes--Subordination of
                             8 1/8% Notes."

Certain Covenants..........  The indenture governing the 7 5/8% old and new notes and the indenture governing the 8 1/8% old and new notes contain
                             certain covenants limiting or prohibiting: (i) our ability and our subsidiaries ability to incur additional indebtedness; (ii)
                             our ability to pay dividends on, and the redemption of, capital stock; (iii) our ability to create liens securing indebtedness;
                             (iv) our subsidiaries ability to pay dividends; (v)
                             transactions with affiliates; and (vi) our ability to
                             consolidate or merge with or into, or to transfer all or
                             substantially all of our assets to, another person. See
                             "Description of Notes--Certain Covenants."

                                  RISK FACTORS

    You should consider carefully all of the information set forth or incorporated by reference in this Prospectus and, in particular, the specific risk factors, beginning at page 6, before deciding to tender your old notes in the Exchange Offer.

                         SUMMARY FINANCIAL INFORMATION

    Certain summary financial information for fiscal years ended May 31, 1997 and 1998 and for the nine months ended February 28, 1998 and 1999 follows. The information for each fiscal year is from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, and from our underlying accounting records. The selected financial information for the six-month periods has been derived from our unaudited condensed consolidated financial statements and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of such information. Operating results for the nine months ended February 28, 1999 are not necessarily indicative of the results that may be expected for fiscal 1999. We exclude from our operating results for all periods presented the discontinued psychiatric operations of certain of our subsidiaries and extraordinary charges from the early extinguishment of debt.


    You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and the report of our independent auditors included in our Annual Report on Form 10-K/A for the fiscal year ended May 31, 1998, and the condensed consolidated financial statements included in the Quarterly Report on Form 10-Q/A for the fiscal quarter ended February 28, 1999, incorporated in this Prospectus by reference.



                                                                                         YEAR ENDED MAY 31,     NINE MONTHS ENDED
                                                                                       ----------------------        FEB. 28,
                                                                                         1997(2)               --------------------
                                                                                       (RESTATED)     1998       1998       1999
                                                                                       -----------  ---------  ---------  ---------
                                                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net operating revenues...............................................................   $   8,691   $   9,895  $   7,324  $   7,938
Operating expenses:
  Salaries and benefits..............................................................       3,595       4,052      3,013      3,217
  Supplies...........................................................................       1,197       1,375      1,016      1,104
  Provision for doubtful accounts....................................................         498         588        447        533
  Other operating expenses...........................................................       1,878       2,071      1,516      1,710
  Depreciation.......................................................................         335         347        257        307
  Amortization.......................................................................         108         113         83         96
  Merger, facility consolidation and impairment charges(1)...........................         619         221     --         --
                                                                                       -----------  ---------  ---------  ---------
Operating income.....................................................................         461       1,128        992        971
Interest expense, net of capitalized portion.........................................        (417)       (464)      (344)      (360)
Investment earnings..................................................................          26          22         17         21
Equity in earnings of unconsolidated affiliates......................................           1      --         --         --
Minority interests in income of consolidated subsidiaries............................         (27)        (22)       (19)        (5)
Net gains (losses) on disposals of facilities and long-term investments..............         (18)        (17)        18     --
                                                                                       -----------  ---------  ---------  ---------
Income from continuing operations before income taxes................................          26         647        664        627
Taxes on income......................................................................         (89)       (269)      (262)      (241)
                                                                                       -----------  ---------  ---------  ---------
Income (loss) from continuing operations.............................................   $     (63)  $     378  $     402  $     386
                                                                                       -----------  ---------  ---------  ---------
                                                                                       -----------  ---------  ---------  ---------
Ratio of earnings to fixed charges(3)................................................         1.0x        2.1x       2.6x       2.4x



                                                                                             AS OF MAY 31,         AS OF
                                                                                          --------------------  FEBRUARY 28,
                                                                                            1997       1998         1999
                                                                                          ---------  ---------  ------------
                                                                                                (DOLLARS IN MILLIONS)

BALANCE SHEET DATA:
Working capital.........................................................................  $     621  $   1,182   $    1,492
Total assets............................................................................     11,606     12,774       13,870
Long-term debt, excluding current portion...............................................      5,022      5,829        6,496
Shareholders' equity....................................................................      3,224      3,558        3,973


------------------------

(1) In the year ended May 31, 1997, we recorded merger, facility consolidation and impairment charges totaling $619 million, primarily in connection with the acquisition of OrNda HealthCorp, ("OrNda"), which was accounted for as a pooling-of-interests (the "OrNda Merger"). In the fourth quarter of the year ended May 31, 1998, we recorded charges of $221 million relating to: (1) the planned closure or sale of five hospitals and several home health agencies; (2) write-offs of goodwill and other assets; and (3) write-downs of carrying values of long lived assets.


(2) In response to comments from the staff of the Commission regarding the classification of certain expenses incurred in connection with the OrNda Merger, and the classification of certain facility consolidation and impairment charges, the Company has restated its consolidated financial statements for the years ended May 31, 1994 through 1997 to correctly present the effects of conforming accounting changes. The Company has allocated $121 million of expenses originally included in fiscal 1997's merger, facility consolidation and impairment charges (a) to other operating expense line items within fiscal 1997 or (b) to earlier periods as follows:
    $10 million to other operating expenses in fiscal 1994; $11 million to other operating expenses in fiscal 1995; $12 million to other operating expenses, $5 million to provision for doubtful accounts, and $9 million to salaries and benefits in fiscal 1996; $49 million to other operating expenses, $4 million to provision for doubtful accounts, and $21 million to salaries and benefits in fiscal 1997. The Company also restated the effect of a $19 million reduction of an income tax valuation allowance related to OrNda from fiscal year 1997 to fiscal year 1995. The Summary Financial Information above has been restated to reflect these restatements to the year ended May 31, 1997, all of which relate to the financial statements of OrNda for periods prior to the January 1997 merger. The Company also has reclassified certain May 31, 1997 and 1998 balance sheet items previously included in reserves related to discontinued operations, merger, facility consolidation and impairment charges and other long-term liabilities to other assets, property and equipment and costs in excess of net assets acquired. The effects of these changes on previously reported consolidated statements of operations are more fully disclosed in Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended May 31, 1998, as amended.


(3) We calculate our ratio of earnings to fixed charges by dividing income or loss from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense representing the interest component of rental expense.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THE PROSPECTUS, BEFORE TENDERING YOUR OLD NOTES IN THE EXCHANGE OFFER. WHEN WE USE THE TERM "NOTES" IN THIS PROSPECTUS, THE TERM INCLUDES THE 7 5/8% OLD NOTES, THE 7 5/8% NEW NOTES, THE 8 1/8% OLD NOTES AND THE 8 1/8% NEW NOTES.

CONSEQUENCES OF NOT EXCHANGING NOTES

    If you do not exchange your old notes in the Exchange Offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for the old notes. In general, you may offer or sell the old notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws.

    We believe that new notes issued in exchange for old notes pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates", which is defined in Rule 405 of the Securities Act, and (2) acquire the new notes in the ordinary course of your business and, unless you are a broker dealer, you do not have any arrangement with any person to participate in the distribution of such new notes. Our belief is based on interpretations by the Commission's staff in no-action letters issued to third parties. Please note that the Commission has not considered our Exchange Offer in the context of a no-action letter and we cannot assure you that the Commission's staff would make a similar determination with respect to our Exchange Offer.

    Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the new notes and that you have no arrangement or understanding to participate in a distribution of the new notes. If you are an affiliate of the Company, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the Exchange Offer, you (1) should not rely on our interpretations of the position of the Commission's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    If you are a broker-dealer and receive new notes for your own account pursuant to the Exchange Offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities. For a period of 90 days after the expiration of the Exchange Offer, we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    In addition, you may offer or sell the new notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the new notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the new notes in any jurisdiction.

CERTAIN FINANCING CONSIDERATIONS; LEVERAGE

    AMOUNT OF LEVERAGE

    As of February 28, 1999, we had approximately $6.5 billion of outstanding indebtedness, including short-term borrowings and notes and the current portion of long-term debt, and approximately $4.0 billion of shareholders' equity. Outstanding indebtedness was approximately 61.8% of our total capitalization, which was approximately $10.5 billion. See
"Capitalization".

    RESTRICTIVE COVENANTS

    Our bank credit facility contains various covenants that limit our ability to engage in certain transactions. Those covenants:

    - limit our and our subsidiaries' ability to borrow and to place liens on our assets;

    - limit our investments and the sale of all or substantially all of our assets;

    - limit our prepayment of subordinated debt including the 8 1/8% notes;

    - prohibit us from purchasing our stock or paying dividends unless our senior long-term unsecured debt securities are rated BBB- or higher by Standard and Poors' Rating Services and Baa3 or higher by Moody's Investors Service, Inc.;

    - require us to maintain a minimum consolidated net worth; and

    - require us to comply with coverage ratio tests.

    Indentures governing our debt securities, including the notes, include some covenants of a similar nature. Although the old notes do not, and the new notes will not, contain any requirement that we maintain minimum consolidated net worth or other ratios, our failure to comply with any of these covenants could result in an event of default under our indebtedness, including the notes. That in turn could cause an event of default to occur under all or substantially all of our other then outstanding indebtedness. See "Description of Notes--Certain Covenants."

    AFFECT ON ABILITY TO FINANCE FUTURE OPERATIONS

    Our level of indebtedness relative to our total capitalization and the covenants described above may adversely affect our ability to finance our future operations. Those factors also could limit our ability to pursue business opportunities that may be in our interests. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of entering into contracts with health maintenance organizations ("HMO's") and other managed care companies and being part of or creating integrated healthcare delivery systems may require significant investments in facilities, equipment, personnel and services. Although we believe that cash generated from operations, amounts available under our bank credit facility and our ability to access capital markets will be sufficient to allow us to make such investments, we cannot assure you that we will be able to obtain the funds necessary to make such investments. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to us, providing those competitors with a potential competitive advantage in making such investments.

ACQUISITION STRATEGY

    OUR STRATEGY

    An important part of our business strategy is expanding and enhancing our integrated healthcare delivery systems and services through the acquisition of, and partnerships and affiliations with, hospitals, groups of hospitals, other healthcare businesses, ancillary healthcare providers, physician practices and physician practice assets. Although, we believe that this strategy will enable us to better compete for managed care contracts, there can be no assurance that this will be a successful strategy.

    INDUSTRY-RELATED CONSIDERATIONS

    Several factors have caused our pace for acquisitions of, and partnerships and affiliations with, general hospitals to slow. First, many states have enacted, and other states are considering enacting, legislation that requires public hearings about or state approval of conversions of not-for-profit hospitals to for-profit status and acquisitions of not-for-profit hospitals by for-profit companies. These reviews and hearings have resulted in it taking longer to acquire not-for-profit hospitals. Second, not-for-profit boards have become more deliberative in the process of selling their hospitals and increasingly are engaging investment bankers or other third parties to assist with the sale process. Third, start-up companies and financially strong not-for-profit bidders--alone or in consortiums--continue to compete with us for acquisitions. As a result, we did not acquire as many hospitals as we otherwise might have in fiscal 1998. Finally, a recent revenue ruling by the Internal Revenue Service has had a chilling effect on the formation of certain joint ventures between not-for-profit and for-profit corporations. In the past, relationships established through joint ventures have led to acquisition opportunities.

    AFFECT ON ABILITY TO CONSUMMATE AND INTEGRATE ADDITIONAL ACQUISITIONS,
     PARTNERSHIPS OR AFFILIATIONS

    We cannot assure you that suitable acquisitions, partnerships and/or affiliations can be consummated on terms favorable to us or that we can obtain financing for such acquisitions, if necessary. See "--Certain Financing Considerations; Leverage." Furthermore, we cannot assure you that even if we continue to acquire and/or enter into partnerships or affiliations with additional facilities and related healthcare service providers in the geographic areas in which we currently operate, federal and state regulatory agencies will not constrain our ability to grow. Finally, we cannot assure you that we will be able to operate profitably, or effectively integrate the operations of or otherwise achieve the intended benefits from, any hospitals, facilities, businesses or other assets we may acquire or with which we may enter into partnerships or affiliations.

COMPETITION

    The healthcare industry, including our company, in recent years has had to contend with increased competition for patients and staff physicians, excess capacity at general hospitals, a shift from inpatient to outpatient treatment settings and increased consolidation. The increased competition as well as the factors described below have led to increased emphasis on the use of alternative healthcare delivery systems (such as home health services, outpatient surgery and emergency and diagnostic centers). That in turn has resulted in certain conditions being treated and certain procedures being performed outside of general hospitals, which has reduced the number and the length of general hospital stays and has led to a higher acuity level for patients who are admitted to general hospitals. The principal factors contributing to these trends are advances in medical technology and pharmaceuticals, cost-containment efforts by managed care payors, employers and traditional healthcare insurers, changes in regulations and reimbursement policies, increases in the number and type of competing healthcare providers and changes in physician practice patterns. We expect these trends and factors to continue to adversely impact our general hospitals.

    The revenues and operating results of most of our hospitals are significantly affected by the hospitals' ability to negotiate favorable contracts with HMO's and other managed care payors. Our future success will depend, in part, on our hospitals' ability to continue to attract and retain staff physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems. We cannot assure you that our hospitals will continue to be able to, on terms favorable to us, attract and retain physicians to their staffs, enter into managed care contracts or organize and structure integrated healthcare delivery systems, for which other healthcare companies, including some with greater financial resources or a wider range of services, may be competing. We expect pressures imposed by government and private payors and the increasing percentage of business negotiated with purchasers of group healthcare services to continue to affect our per-patient revenues adversely.

LIMITS ON PAYMENTS

    GOVERNMENT PROGRAMS

    Payments from government programs, such as Medicare and Medicaid, account for approximately 42% of our net operating revenues. Recent legislative changes, including the Balanced Budget Act of 1997 (the "1997 Act"), have resulted in limitations on and, in some cases, reductions in levels of payments to, healthcare providers under government programs. The 1997 Act is being phased in over a period of five years beginning October 1, 1997. The 1997 Act significantly changes the method of paying us under the Medicare and Medicaid programs. These changes have resulted, and we expect will continue to result, in significant reductions in payments to us for our inpatient, outpatient, home health, capital and skilled nursing facilities costs. We do not expect the aggregate effect of the reduced payments, however, to have a material adverse effect on our business, financial condition or results of operations.

    PRIVATE PAYOR FEE STRUCTURES AND PROCEDURES

    Private payors, including indemnity and managed care payors, accounted for approximately 48% of our net operating revenues for our fiscal year ended May 31, 1998. These payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. With capitated contracts, we receive specific fixed periodic payments from an HMO, preferred provider organization, or employer, based on the number of members of such organization we service. In return, we agree to provide healthcare services to such members regardless of the actual costs incurred and services provided. The profitability of such contracts depends upon our ability to negotiate payments per patient that, in the aggregate, are adequate to cover the cost of meeting the healthcare needs of the covered persons. We cannot assure you that we will be able to enter into any such contracts or that, if we do, the payments received will be adequate to cover the cost of meeting the healthcare needs of the covered persons. No one private payor accounts for more than 10% of our net operating revenues.

    Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors also are expected to continue. Although we are unable to predict the effect these changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our business, financial condition or results of operations.

    UTILIZATION REVIEW

    Controls imposed by government and private payors designed to reduce admissions and lengths of stay have affected and are expected to continue to affect our facilities. For example, certain treatments and procedures are performed less often due to such controls, including what is commonly referred to as "utilization review." Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations ("PROs") is required in connection with providing care paid for by Medicare and Medicaid. Utilization review by third parties also is a requirement of many managed care arrangements.

EXTENSIVE REGULATION

    The healthcare industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antikickback and antifraud and abuse amendments codified under Section 1128B(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services payable under the Medicare, Medicaid and other government programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by such programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs.

    In addition, Section 1877 of the Social Security Act (commonly referred to as the "Stark" laws) restricts referrals by physicians of Medicare, Medicaid and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Our participation in and development of joint ventures and other financial relationships with physicians could be adversely affected by these amendments and similar state enactments.

    The federal government has issued regulations that describe some of the conduct and business relationships that are permissible under the Antikickback Amendments ("Safe Harbors"). The fact that certain conduct or a given business arrangement does not fall within a Safe Harbor does not render the conduct or business arrangement per se illegal under the Antikickback Amendments. Such conduct and business arrangements, however, do risk increased scrutiny by government enforcement authorities. We may be less willing than some of our competitors to enter into conduct or business arrangements that do not clearly satisfy the Safe Harbors. Declining opportunities in which our competitors are willing to engage may put us at a competitive disadvantage.

    The "Health Insurance Portability and Accountability Act of 1996," which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 ET SEQ.) to broaden the scope of current fraud and abuse laws, to add monetary penalties and include all health plans, whether or not they are reimbursed as a federal program.

    Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of an announced work plan, the government has begun to scrutinize, among other things, the terms of acquisitions of physician practices by companies that own hospitals. We have received a subpoena from The Department of Health and Human Services requesting information concerning the purchase of certain physician practices, primarily by a company that we acquired after the purchase of such physician practices. We are cooperating with the investigation and we do not believe it will have a material adverse affect on our business, financial condition or results of operations. We believe that the healthcare industry will continue to be subject to increased government scrutiny and investigations such as this.

    Another trend impacting the healthcare industry today is the increased use of the False Claims Act by individuals. Such QUI TAM or "whistleblower" actions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. If the government intervenes in the action and prevails, the party filing the initial complaint may share in any settlement or judgment. If the government does not intervene in the action, the QUI TAM plaintiff may pursue the action independently. From time to time companies in the healthcare industry, including ours, may be subject to QUI TAM actions but, we are unable to predict the impact of such actions.

    Some states require state approval for construction and expansion of healthcare facilities, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need, which are issued by governmental agencies with jurisdiction over healthcare facilities, are sometimes required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring Certificates of Need is on the rise as state legislators once again are looking at the Certificate of Need process as a way to contain rising healthcare costs. At May 31, 1998, we operated hospitals in 12 states with Certificate of Need requirements. We are unable to predict whether we will be able to obtain any required Certificates of Need for future hospitals.

    We are unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on our business, financial condition or results of operations.

HEALTHCARE REFORM LEGISLATION

    The healthcare industry, one of the largest in the United States, attracts much legislative interest and public attention. Changes in the Medicare, Medicaid and other programs, hospital cost-containment initiatives by public and private payors, proposals to limit payments and healthcare spending and industry-wide competitive factors are highly significant to the healthcare industry. In addition, the healthcare industry is governed by a framework of federal and state laws, rules and regulations that are extremely complex and there is little history of regulatory or judicial interpretation to rely on. Although we believe that we are in compliance in all material respects with such laws, rules and regulations, if a determination were made that we were in material violation of such laws, rules or regulations, it could have a material adverse effect on our business, financial condition or results of operations.

    As discussed under "--Risk Factors--Limits on Payment," the 1997 Act has the effect of reducing payments to hospitals and other healthcare providers under the Medicare program. This has had, and we expect it to continue to have, a significant but not material impact on our revenues under the Medicare program. In addition, there continue to be federal and state proposals that would, and actions that do, impose more limitations on payments to providers like ourselves and proposals to increase co-payments and deductibles from patients.

    Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to change private healthcare insurance. Various states have applied, or are considering applying, for a federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. Tennessee was granted a waiver and has implemented a managed care program for some of its Medicaid participants. Texas was denied a waiver under Section 1115 of the 1997 Act but is in the process of implementing regional managed care programs under a more limited waiver. Texas also plans to apply for federal funds for children's health programs under the 1997 Act. Louisiana is considering wider use of managed care for its Medicaid population. California has created a voluntary health insurance purchasing cooperative that seeks to make healthcare coverage more affordable for businesses with five to 50 employees and, effective January 1, 1995, began changing the payment system for participants in its Medicaid program in certain counties from fee-for-service arrangements to managed care plans. Florida has enacted a program creating a system of local purchasing cooperatives and has proposed other changes that have not yet been enacted. Florida also has adopted, and other states are considering adopting, legislation imposing a tax on net revenues of hospitals to help finance or expand their Medicaid systems. A number of other states are considering the enactment of managed care initiatives designed to provide universal low-cost coverage. These proposals also may include coverage for some people who are currently uninsured.

    We are unable to predict the future course of federal, state or local healthcare legislation. Further changes in the law or regulatory framework that reduce our revenues or increase our costs could have a material adverse effect on our business, financial condition or results of operations.

CERTAIN LEGAL PROCEEDINGS

    We have been involved in significant legal proceedings of an unusual nature related principally to our discontinued psychiatric business. In prior years, we recorded provisions to estimate the cost of the ultimate disposition of these proceedings, including estimated legal fees. We have settled the most significant of these matters. The remaining reserves are for unusual litigation costs that relate to matters that were not settled as of May 31, 1998, and an estimate of the legal fees to be incurred subsequent to May 31, 1998. These reserves represent management's estimate of the remaining net costs of the ultimate disposition of these matters. We cannot assure you, however, that the ultimate liability will not exceed such estimates. Based upon information currently available to it, management believes that the amount of damages, if any, in excess of its reserves for unusual litigation costs that may be awarded in any unresolved legal proceedings cannot reasonably be estimated; however it does not believe it is likely that any such damages will have a material adverse effect on our business, financial condition or results of operations.

    We continue to defend a greater-than-normal level of civil litigation relating to certain subsidiaries' discontinued psychiatric operations. The majority of such lawsuits allege medical malpractice, fraud and conspiracy by us and certain of our subsidiaries and former employees and numerous doctors and other healthcare professionals. Many of the cases alleging fraud and conspiracy by us and certain of our subsidiaries have been resolved.

    We believe that this litigation has arisen primarily from advertisements by lawyers seeking former psychiatric patients in order to file claims against us and certain of our subsidiaries. The advertisements focus, in many instances, on the settlement of past disputes involving the operations of the subsidiaries' discontinued psychiatric business. The number of advertisements has increased and we expect that additional lawsuits with similar allegations will be filed. We believe we have a number of defenses to each of these actions and will defend these and any additional lawsuits vigorously. Until the lawsuits are resolved, however, we will continue to incur substantial legal expenses.

    In the normal course of business we are also subject to claims and lawsuits relating to injuries arising from patient treatment. We believe that our liability for damages resulting from such claims and lawsuits in the normal course of business is adequately covered by insurance or is adequately provided for in our consolidated financial statements.

POSSIBLE INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control Triggering Event (defined below), you may require us to purchase your notes at 101% of their principal, plus accrued and unpaid interest to the date of purchase. Please note, however, that events that would constitute a Change of Control also would constitute an event of default under our existing credit facility. The occurrence of an event of default under our existing credit facility will constitute an event of default the indentures. Accordingly, it is unlikely that we would be able to fulfill our obligation to repurchase any notes if a Change of Control Triggering Event occurs. Any of our future credit agreements or other agreements relating to indebtedness may contain similar restrictions and provisions. The indentures relating to the 7 5/8% new notes and the 7 5/8% old notes (together, the "7 5/8% notes") and our other debt obligations also may restrict our ability to purchase your 8 1/8% notes upon a Change of Control Triggering Event. Accordingly, we may not be able to satisfy our obligations to purchase your 8 1/8% notes unless we are able to refinance or obtain waivers with respect to our existing bank credit facility and certain other indebtedness. We cannot assure that we will have the financial resources to purchase your notes in the event of a Change of Control Triggering Event, particularly if such Change of Control Triggering Event requires us to refinance, or results in the acceleration of, other indebtedness.

SUBORDINATION

    SUBSIDIARY OPERATIONS

    Our operations are and will be conducted by our subsidiaries. Similarly, substantially all of our assets are and will be owned by our subsidiaries. Accordingly, your new notes and your old notes will be effectively subordinated to all existing and future obligations and other liabilities (including trade payables) of our subsidiaries. Any right we have to the assets of each of our subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and consequently your right as a holder of notes to participate in those assets) will be effectively subordinated to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiary, except to the extent we have a claim against such subsidiary as a creditor of such subsidiary.

    As of February 28, 1999, the Company, including our subsidiaries, had approximately $171 million of indebtedness and $642 million of obligations to trade creditors that were structurally senior to the 7 5/8% notes and $4.032 billion of indebtedness that ranked PARI PASSU with the 7 5/8% notes. As of February 28,

1999, we had $171 million of indebtedness and $642 million of obligations to trade creditors that was structurally senior to the 8 1/8% notes; $4.382 billion of indebtedness that was contractually senior to the 8 1/8% notes; and $977 million of indebtedness that ranked PARI PASSU with the 8 1/8% notes. Indebtedness of our subsidiaries and obligations of our subsidiaries to trade creditors is structurally senior to the notes since, in the event of bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company's subsidiaries will be available to pay the notes only after our subsidiaries' indebtedness and obligations to trade creditors is paid in full. Because the Company stands as an equity holder, rather than a creditor, of our subsidiaries, creditors of our subsidiaries will have their debt satisfied out of our subsidiaries' assets before the Company's creditors (including the note holders).

    If any claims we may have as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

    NOTES ARE NOT GUARANTEED BY SUBSIDIARIES

    Our ability to make required principal and interest payments on our indebtedness, including the notes, depends on the earnings of our subsidiaries and on our ability to receive dividends or other payments from such subsidiaries. Please note that the notes are our obligations only. Our subsidiaries are not obligated or required to pay any amounts due pursuant to the notes or to make dividends or advances to us.

    8 1/8% NOTES ARE SUBORDINATED

    Further, the 8 1/8% old notes are, and the 8 1/8% new notes will be, subordinated to our other debt. The indentures provide that we may not pay (other than certain payments in the form of subordinated securities or from a defeasance trust) any principal of, premium, if any, or interest on the 8 1/8% notes during the continuance of a payment default with respect to any designated senior debt. The indentures also provide that we may not defease, repurchase, redeem or otherwise acquire or retire the 8 1/8% notes (other than certain payments in the form of subordinated securities or from a defeasance trust) during the continuance of a payment default with respect to any designated senior debt. Designated senior debt includes all borrowings under our bank credit facility and, after the repayment of the bank credit facility, any other senior debt permitted under the 8 1/8% indenture, the principal amount of which is $100 million or more and that we designated as "designated senior debt." In addition, if any non-payment default occurs that would permit acceleration of any designated senior debt, the holders of such designated senior debt may prohibit us from making any payment upon or in respect of the 8 1/8% notes for a period of up to 179 days. Upon any liquidation or dissolution of our Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to our Company, holders of senior debt will be entitled to receive payment in full prior to your receiving any payment with respect to your 8 1/8% notes (other than certain payments in the form of subordinated securities or from a defeasance trust). See "Description of Notes--Subordination of 8 1/8% notes."

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes, anticipates, expects, intends, will, may, and might" and words of similar import and statements regarding our business strategy and plans, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and involve known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and regionally; industry capacity; demographic changes; existing laws and government regulations and changes in, or the failure to comply with, laws and governmental regulations; legislative proposals for healthcare reform; the ability to enter into managed care provider arrangements on acceptable terms; shifts from fee-for-service payment to capitated and other risk-based payment systems; changes in Medicare and Medicaid payment levels; liability and other claims asserted against us; competition; the loss of any significant customers; technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, healthcare; changes in business strategy or development plans; the ability to attract and retain qualified personnel, including physicians and nurses; our significant indebtedness; the availability of suitable acquisition opportunities and the length of time it takes to accomplish acquisitions; our ability to integrate new businesses with our existing operations; the availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities; the impact of the computer problems with respect to two-digit codes not being able to properly recognize the year 2000 and related issues; and other factors referenced in this Prospectus and the documents incorporated herein by reference. Certain of these factors are discussed in more detail elsewhere in this Prospectus and the documents incorporated herein by reference. GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

    We will apply to have the new notes listed on the New York Stock Exchange, however, there is no existing market for your new notes. We cannot assure you that any market for any of the new notes will develop or that any market that may develop will be liquid. The credit markets are volatile and unpredictable, which may have an adverse effect on the liquidity of and prices for the new notes. The new notes could trade at prices that may be lower than the initial offering price of the old notes as a result of many factors, including prevailing interest rates, our financial condition or results of operations and the markets for similar securities.

EXCHANGE OFFER PROCEDURES

    Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of the following: (1) certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at The Depository Trust Company, New York, New York as depository, including an Agent's Message (as defined) if the tendering holder does not deliver a Letter of Transmittal, (2) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal. Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer--Procedures For Tendering Old Notes and--Consequences of Exchange and Old Notes."

                                USE OF PROCEEDS

    We will not receive any proceeds from the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of May 31, 1998 and as of February 28, 1999.

                                                                                                    FEBRUARY 28,
                                                                                   MAY 31, 1998         1999
                                                                                   -------------  ----------------
                                                                                        (DOLLARS IN MILLIONS)
Short-term borrowings and notes..................................................    $       4       $        4
Current portion of long-term debt................................................           10               35
                                                                                        ------          -------
    Total current debt...........................................................           14               39
                                                                                        ------          -------
Long-term debt, net of current portion:
  Loans payable to banks--unsecured..............................................        1,587            2,270
  9 5/8% Senior Notes due 2002...................................................           14               14
  8 5/8% Senior Notes due 2003...................................................          500              500
  7 7/8% Senior Notes due 2003...................................................          400              400
  8% Senior Notes due 2005.......................................................          900              900
  7 5/8% Senior Notes due 2008...................................................          350              350
  10 1/8% Senior Subordinated Notes due 2005.....................................            3                3
  8 5/8% Senior Subordinated Notes due 2007......................................          700              700
  8 1/8% Senior Subordinated Notes due 2008......................................        1,005            1,005
  6% Exchangeable Subordinated Notes due 2005....................................          320              320
  Other debt(1)..................................................................           50               34
                                                                                        ------          -------
    Total long-term debt, net of current portion.................................        5,829            6,496
                                                                                        ------          -------
Shareholders' equity:
  Common stock, par value $0.075, authorized 700,000,000 shares; issued
    313,044,417 shares at May 31, 1998 and 314,279,558 shares at February 28,
    1999(2)......................................................................           23               24
  Other shareholders' equity.....................................................        3,605            4,019
  Less treasury stock, at cost, 3,754,891 shares at May 31, 1998 and 3,754,555 at
    February 28, 1999............................................................          (70)             (70)
                                                                                        ------          -------
    Total shareholders' equity...................................................        3,558            3,973
                                                                                        ------          -------
    Total capitalization.........................................................    $   9,401       $   10,508
                                                                                        ------          -------
                                                                                        ------          -------

------------------------

(1) Includes other notes payable, capitalized lease obligations and unamortized debt discounts ($107 million at May 31, 1998 and $98 million at February 28, 1999) related to several issues of debt.

(2) Does not include shares of our common stock reserved for issuance upon exercise of options (42,123,917 shares at May 31, 1998 and 41,575,814 shares reserved at February 28, 1999).

                         SELECTED FINANCIAL INFORMATION

    The following tables set forth our selected financial information for each of the fiscal years in the five-year period ended May 31, 1998 and for the nine months ended February 28, 1998 and 1999. The selected financial information for each of the fiscal years is from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, and from our underlying accounting records. The selected financial information for the nine-month periods has been derived from our unaudited condensed consolidated financial statements and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of management, are necessary for a fair presentation of such information. Operating results for the nine months ended February 28, 1999 are not necessarily indicative of the results that may be expected for fiscal 1999. Operating results for all periods presented exclude the discontinued psychiatric operations of certain of our subsidiaries and extraordinary charges from the early extinguishment of debt.


    All information included in the following tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and the report of our independent auditors included in our Annual Report on Form 10-K/A for the fiscal year ended May 31, 1998 as amended, and the condensed consolidated financial statements included in the Quarterly Report on Form 10-Q/A for the quarterly period ended February 28, 1999, incorporated herein by reference.


                                                                                                                    NINE
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                        YEAR ENDED MAY 31,                        FEBRUARY
                                                   -------------------------------------------------------------     28,
                                                      1994         1995         1996         1997                 ---------
                                                   (RESTATED)   (RESTATED)   (RESTATED)   (RESTATED)     1998       1998
                                                   -----------  -----------  -----------  -----------  ---------  ---------
                                                                            (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:(1) and (2)
Net operating revenues...........................   $   4,218    $   5,161    $   7,706    $   8,691   $   9,895  $   7,324
Operating expenses:
  Salaries and benefits(4).......................       1,868        2,170        3,139        3,595       4,052      3,013
  Supplies.......................................         498          668        1,056        1,197       1,375      1,016
  Provision for doubtful accounts(4).............         193          260          436          498         588        447
  Other operating expenses(4)....................         952        1,189        1,658        1,878       2,071      1,516
  Depreciation...................................         199          232          319          335         347        257
  Amortization...................................          25           44          100          108         113         83
  Merger, facility consolidation and impairment
    charges(3)(4)................................         110           37           86          619         221     --
                                                   -----------  -----------  -----------  -----------  ---------  ---------
Operating income.................................         373          561          912          461       1,128        992
Interest expense, net of capitalized portion.....        (157)        (251)        (425)        (417)       (464)      (344)
Investment earnings..............................          31           32           27           26          22         17
Equity in earnings of unconsolidated
  affiliates.....................................          27           43           25            1      --         --
Minority interests in income of consolidated
  subsidiaries...................................         (12)         (10)         (30)         (27)        (22)       (19)
Net gains (losses) on disposals of facilities and
  long-term investments..........................          42           31          346          (18)        (17)        18
                                                   -----------  -----------  -----------  -----------  ---------  ---------
Income from continuing operations before income
  taxes..........................................         304          406          855           26         647        664
Taxes on income..................................        (141)        (128)        (373)         (89)       (269)      (262)
                                                   -----------  -----------  -----------  -----------  ---------  ---------
Income (loss) from continuing operations.........   $     163    $     278    $     482    $     (63)  $     378  $     402
                                                   -----------  -----------  -----------  -----------  ---------  ---------
                                                   -----------  -----------  -----------  -----------  ---------  ---------

Ratio of earnings to fixed charges(4)............         2.4x         2.2x         2.6x         1.0x        2.1x       2.6x
Basic earnings (loss) per share from continuing
  operations.....................................   $    0.74    $    1.17    $    1.71    $   (0.21)  $    1.23  $    1.32
Diluted earnings (loss) per share from continuing
  operations.....................................   $    0.73    $    1.12    $    1.65    $   (0.21)  $    1.22  $    1.29


                                                     1999
                                                   ---------

STATEMENT OF OPERATIONS DATA:(1) and (2)
Net operating revenues...........................  $   7,938
Operating expenses:
  Salaries and benefits(4).......................      3,217
  Supplies.......................................      1,104
  Provision for doubtful accounts(4).............        533
  Other operating expenses(4)....................      1,710
  Depreciation...................................        307
  Amortization...................................         96
  Merger, facility consolidation and impairment
    charges(3)(4)................................     --
                                                   ---------
Operating income.................................        971
Interest expense, net of capitalized portion.....       (360)
Investment earnings..............................         21
Equity in earnings of unconsolidated
  affiliates.....................................     --
Minority interests in income of consolidated
  subsidiaries...................................         (5)
Net gains (losses) on disposals of facilities and
  long-term investments..........................     --
                                                   ---------
Income from continuing operations before income
  taxes..........................................        627
Taxes on income..................................       (241)
                                                   ---------
Income (loss) from continuing operations.........  $     386
                                                   ---------
                                                   ---------
Ratio of earnings to fixed charges(4)............        2.4x
Basic earnings (loss) per share from continuing
  operations.....................................  $    1.25
Diluted earnings (loss) per share from continuing
  operations.....................................  $    1.23

                                                                      AS OF MAY 31,
                                              -------------------------------------------------------------     AS OF
                                                 1994         1995         1996         1997                 FEBRUARY 28,
                                              (RESTATED)   (RESTATED)   (RESTATED)   (RESTATED)     1998         1999
                                              -----------  -----------  -----------  -----------  ---------  ------------
                                                                         (DOLLARS IN MILLIONS)

BALANCE SHEET DATA:(1)
Working capital (deficit)...................   $    (190)   $     273    $     499    $     621   $   1,182   $    1,492
Total assets................................       5,543        9,787       10,768       11,606      12,774       13,870
Long-term debt, excluding current portion...       1,290        4,287        4,421        5,022       5,829        6,496
Shareholders' equity........................       1,642        2,385        3,267        3,224       3,558        3,973


------------------------

(1) On March 1, 1995, we acquired, in a transaction accounted for as a purchase, all the outstanding common stock of American Medical Holdings, Inc. for $1.5 billion in cash and 33.2 million shares of the Company's common stock valued at $488 million.

(2) On January 30, 1997, we acquired OrNda by issuing 81.4 million shares of its common stock in the OrNda Merger. We have accounted for the transaction as a pooling-of-interests and, accordingly, the consolidated financial statements and all statistical data incorporated by reference herein with respect to periods prior to the combination were restated in fiscal 1997 to include the accounts and results of operations of OrNda for all periods presented.

(3) In the year ended May 31, 1994, we recorded charges totaling $110 million, including $33 million in connection with the merger of American Healthcare Management, Inc. and $77 million in connection with a plan to significantly decrease overhead costs which consisted of: (1) costs of the write-down of the corporate headquarters building; (2) employee severance benefits; and
    (3) other expenses directly related to the overhead reduction plan. In the year ended May 31, 1995, we recorded charges totaling $37 million in connection with the acquisition of American Medical Holdings, Inc. In the year ended May 31, 1996, we recorded an impairment loss of $86 million. In the year ended May 31, 1997, we recorded charges totaling $619 million, primarily in connection with the OrNda Merger. In the year ended May 31, 1998, we recorded charges of $221 million relating to: (1) the planned closure or sale of five hospitals and several home health agencies; (2) write-offs of goodwill and other assets; and (3) write-downs of carrying values of long-lived assets.


(4) In response to comments from the staff of the Commission regarding the classification of certain expenses incurred in connection with the OrNda Merger, and the classification of certain facility consolidation and impairment charges, the Company has restated its consolidated financial statements for the years ended May 31, 1994 through 1997 to correctly present the effects of conforming accounting changes. The Company has allocated $121 million of expenses originally included in fiscal 1997's merger, facility consolidation and impairment charges to (a) other operating expense line items within fiscal 1997 or (b) earlier periods as follows: $10 million to other operating expenses in fiscal 1994; $11 million to other operating expenses in fiscal 1995; $12 million to other operating expenses, $5 million to provision for doubtful accounts, and $9 million to salaries and benefits in fiscal 1996; $49 million to other operating expenses, $4 million to provision for doubtful accounts, and $21 million to salaries and benefits in fiscal 1997. The Company also restated the effect of a $19 million reduction of an income tax valuation allowance related to OrNda from fiscal year 1997 to fiscal year 1995. The Selected Financial Information above has been restated to reflect these changes, all of which relate to the financial statements of OrNda for periods prior to the January 1997 merger. The Company also has reclassified certain May 31, 1997 and 1998 balance sheet items previously included in reserves related to discontinued operations, merger, facility consolidation and impairment charges and other long-term liabilities to other assets, property and equipment and costs in excess of net assets acquired. The effects of these changes on previously reported consolidated statements of operations are more fully disclosed in
    Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 1998, as amended.


(5) We calculate the ratio of earnings to fixed charges by dividing income or loss from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

                              DESCRIPTION OF NOTES

GENERAL

    The 7 5/8% old notes were, and the 7 5/8% new notes will be, issued pursuant to the 7 5/8% indenture between the Company and The Bank of New York, as Trustee (the "7 5/8% Note Trustee"). The 8 1/8% old notes were, and the 8 1/8% new notes will be, issued pursuant to the 8 1/8% indenture between the Company and The Bank of New York, as Trustee (the "8 1/8% Note Trustee" and, together with the
7 5/8% Note Trustee, the "Trustees"). The terms of the new notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The notes are subject to all such terms, and holders of notes are referred to the indentures and the Trust Indenture Act for a statement thereof. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire indentures, including the definitions therein of certain terms used below. For definitions of certain terms used in the following summary, see "--Certain Definitions." As used in this "Description of Notes," the term the "Company" refers to Tenet Healthcare Corporation and not to any of its Subsidiaries.

    The 7 5/8% old notes are, and the 7 5/8% new notes will be, general unsecured obligations of the Company, senior to all subordinated Indebtedness of the Company, including the 8 1/8% notes, and PARI PASSU in right of payment with all other existing and future unsubordinated Indebtedness of the Company, including the Company's 9 5/8% Notes, the Company's 8% Senior Notes due 2005 (the "8% Notes"), the Company's 7 7/8% Senior Notes due 2003 (the "7 7/8% Notes") and the Company's 8 5/8% Senior Notes due 2003 (the "8 5/8% Senior Notes" and, together with the untendered 9 5/8% Notes, the 8% Notes and the 7 7/8% Notes, the "Existing Senior Notes") and all Obligations under the Existing Credit Facility. As of February 28, 1999, approximately $2.0 billion in principal amount of outstanding indebtedness of the Company was, by its terms, subordinated to the 7 5/8% new notes.

    The 8 1/8% old notes are, and the 8 1/8% new notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including the 7 5/8% notes, the Existing Senior Notes and all Obligations under the Existing Credit Facility, and PARI PASSU in right of payment to the Company's 10 1/8% Notes and the 8 5/8% Senior Subordinated Notes due 2007 and senior to the 6% Exchangeable Subordinated Notes due 2005. As of February 28, 1999, Senior Debt of the Company was $4.6 billion. See "Capitalization" and "--Subordination of 8 1/8% Notes."

    The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The old notes are and the new notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization or insolvency (and the consequent right of the holders of notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors and preferred stockholders, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of February 28, 1999, the outstanding debt of the Company's Subsidiaries was approximately $171 million (excluding trade payables of $642 million, intercompany debt and other obligations). See "Risk Factors--Subsidiary Operations; Subordination."

PRINCIPAL, MATURITY AND INTEREST

    The 7 5/8% old notes are, and the 7 5/8% new notes will be, unsecured, senior obligations of the Company limited in aggregate principal amount to $350.0 million and will mature on June 1, 2008. Interest on the 7 5/8% old notes accrues, and on the 7 5/8% new notes will accrue, at the rate of 7 5/8% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the 7 5/8% notes will accrue, from the most recent date to which interest has been paid.

    The 8 1/8% old notes are, and the 8 1/8% new notes will be, unsecured obligations of the Company limited in aggregate principal amount to $1.05 billion and will mature on December 1, 2008. Interest on the 8 1/8% old notes accrues, and on the 8 1/8% new notes will accrue, at the rate 8 1/8% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 1998, to holders of record on the immediately preceding May 15 and November 15, respectively. Interest on the 8 1/8% notes will accrue, from the most recent date to which interest has been paid. Old notes accepted for exchange will not accrue any interest from and after the date of consummation of the Exchange Offer.

    Interest on the old notes is, and on the new notes will be, computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the new notes will be payable at the office or agency of the Company maintained for such purpose within The City and the State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes; PROVIDED that all payments with respect to the new notes, the holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the applicable Trustee maintained for such purpose. The new notes will initially be issued in global form and, in the event they are subsequently certificated, in denominations of $1,000 and integral multiples thereof.

    The indentures contain waivers by the Company of the protections of usury laws. Counsel is unable to express an opinion as to the enforceability of such waivers.

OPTIONAL REDEMPTION

    7 5/8% NOTES

    The 7 5/8% old notes are, and the 7 5/8% new notes will be, redeemable, in whole, at any time, or in part, from time to time, at the option of the Company upon not less than 30 nor more than 60 days' notice at a redemption price equal to the Make-Whole Price. "Make-Whole Price" means an amount equal to the greater of (i) 100% of the principal amount of the 7 5/8% new notes and (ii) as determined by an Independent Investment Banker (as defined), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined), plus, in each case, accrued interest thereon to the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined) for such redemption date, plus 0.5%.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 7 5/8% new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 7 5/8% new notes.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day,
(A) the average of the Reference Treasury Dealer Quotations (as defined) for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the 7 5/8% Note Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined) appointed by the Company.

    "Reference Treasury Dealer" means DLJ and its successors; PROVIDED, HOWEVER, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the 7 5/8% Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    8 1/8% NOTES

    The 8 1/8% notes will not be redeemable at the option of the Company prior to June 1, 2003. Thereafter, the 8 1/8% notes will be subject to redemption at the option of the Company, in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the following years:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.063%
2004..............................................................................     102.708%
2005..............................................................................     101.354%
2006 and thereafter...............................................................     100.000%

    GENERAL

    If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the appropriate Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the notes are not so listed, on a PRO RATA basis, by lot or by such method as such Trustee shall deem fair and appropriate; PROVIDED that notes with a principal amount of $1,000 shall not be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes shall state the portion of the principal amount thereof to be redeemed. A revised note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

    The Existing Credit Facility limits the Company's ability to redeem or otherwise purchase the 8 1/8% notes prior to the stated maturity thereof. In addition, the terms of the indentures governing the 7 5/8% notes and the Existing Senior Notes limit the Company's ability to redeem or otherwise purchase the 8 1/8% notes prior to the stated maturity thereof.

SUBORDINATION OF 8 1/8% NOTES

    The payment of principal of, premium, if any, and interest on the 8 1/8% old notes is, and on the 8 1/8% new notes will be, subordinated in right of payment, as set forth in the 8 1/8% indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the 8 1/8% indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed or allowable as a claim in such proceeding) before the holders of 8 1/8% notes will be entitled to receive any payment with respect to the 8 1/8% notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of 8 1/8% notes would be entitled shall be made to the holders of Senior Debt (except (a) that holders of 8 1/8% notes may receive securities that (i) are subordinated at least to the same extent as the 8 1/8% notes to Senior Debt and any securities issued in exchange for Senior Debt, (ii) are unsecured (except to the extent the 8 1/8% notes are secured), (iii) are not Guaranteed by any Subsidiary of the Company (except to the extent the 8 1/8% notes are so Guaranteed), and (iv) have a Weighted Average Life to Maturity and final maturity that are not shorter than the Weighted Average Life to Maturity of the 8 1/8% notes or any securities issued to holders of Senior Debt under the Existing Credit Facility pursuant to a plan of reorganization or readjustment, and (b) payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

    The Company also may not make any payment upon or in respect of the 8 1/8% notes (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance" if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the 8 1/8% Note Trustee receives a notice of such default (a "Payment Blockage Notice"), for so long as any Obligations are outstanding under the Existing Credit Facility, from the Representative thereunder and, thereafter, from the holders or Representative of any Designated Senior Debt. Payments on the 8 1/8% notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the 8 1/8% Note Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the 8 1/8% Note Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The 8 1/8% indenture further requires that the Company promptly notify holders of Senior Debt if payment of the 8 1/8% notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of 8 1/8% notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of February 28, 1999, Senior Debt of the Company would have been approximately $4.6 billion. The 8 1/8% indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

PURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date"). Within 30 days following any Change of Control Triggering Event, the Company will mail, or at the Company's request the applicable Trustee will mail, a notice to each holder offering to purchase the notes held by such holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the applicable Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each such note will be in a principal amount of $1,000 or an integral multiple thereof. The 8 1/8% indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control Triggering Event, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the purchase of 8 1/8% notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    A failure by the Company to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the applicable indenture. Except as described above with respect to a Change of Control, the indentures will not contain provisions that permit the holders of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. See "--Events of Default and Remedies."

    Events that would constitute a Change of Control also would constitute an event of default under the Company's existing credit facility. The occurrence of an event of default under our existing credit facility will constitute an event of default under the indentures. Accordingly, it is unlikely that the Company would be able to fulfill its obligation to repurchase any notes if a Change of Control Triggering Event occurs. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. The indenture relating to the 7 5/8% notes also restricts the Company's ability to purchase the 8 1/8% notes upon a Change of Control Triggering Event. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the 8 1/8% notes, the Company could seek the consent of its lenders or noteholders to purchase the 8 1/8% notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company's ability to purchase the 8 1/8% notes will remain limited. In such case, the Company's failure to purchase tendered 8 1/8% notes would constitute an Event of Default under the 8 1/8% indenture which could, in turn, constitute a default under all or substantially all of the Company's other outstanding Indebtedness. In such circumstances, the subordination provisions in the 8 1/8% indenture would likely restrict payments to the holders of 8 1/8% notes. See

"Risk Factors--Possible Inability to Purchase Notes Upon a Change of Control" and "Risk Factors-- Subsidiary Operations; Subordination."

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than (w) Physician Joint Venture Distributions, (x) dividends or distributions payable in Qualified Equity Interests of the Company,
(y) dividends or distributions payable to the Company or any Subsidiary of the Company, and (z) dividends or distributions by any Subsidiary of the Company payable to all holders of a class of Equity Interests of such Subsidiary on a PRO RATA basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; or (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes issued under such indenture, except at the original final maturity date thereof or pursuant to a Specified Exchange (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustees within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment):

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

        (b) the Company would, at the time of such Restricted Payment and after giving PRO FORMA effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indentures described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after March 1, 1995 (excluding Restricted Payments permitted by clauses (v), (w) and (x) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 1, 1995, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company) since March 1, 1995 of Qualified Equity Interests of the Company or of debt securities of the Company or any of its Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of the Company, plus (iii) $50.0 million.

    If no Default or Event of Default has occurred and is continuing, or would occur as a consequence thereof, the foregoing provisions will not prohibit the following Restricted Payments: (u) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indentures; (v) the payment of cash dividends on any series of Disqualified Stock issued after the date of the indentures in an aggregate amount not to exceed the cash received by the Company since the date of the indentures upon issuance of such

Disqualified Stock; (w) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Subsidiary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; PROVIDED, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (x) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company; PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (y) the repurchase, redemption or other acquisition or retirement for value of (i) any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement or (ii) any Equity Interests of the Company which are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee stock options or upon exercise or satisfaction of other similar instruments outstanding under employee benefit plans of the Company or any subsidiary of the Company; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $25.0 million in any twelve-month period; and
(z) the making and consummation of a Change of Control Offer with respect to the 8 1/8% notes in accordance with the provisions of the 8 1/8% indenture or a change of control offer with respect to the untendered 10 1/8% Notes, the 8 5/8% Subordinated Notes or the 6% Exchangeable Subordinated Notes in accordance with the provisions of the indentures relating thereto.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Restricted Payments" were computed.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the indentures any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued.

    The foregoing provisions do not apply to:

        (i) the incurrence by the Company of Indebtedness pursuant to the Existing Credit Facility in an aggregate principal amount at any time outstanding not to exceed an amount equal to $2.8 billion less the aggregate amount of all mandatory repayments applied to permanently reduce the commitments with respect to such Indebtedness;

        (ii) the incurrence by the Company of Indebtedness represented by the notes;

       (iii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

        (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indentures to be incurred (including, without limitation, Existing Indebtedness);

        (v) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries;

        (vi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indentures to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; PROVIDED that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

       (vii) the incurrence by the Company or any of its Subsidiaries of Physician Support Obligations;

      (viii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit or warranty or contractual service obligations of like nature, in each case to the extent incurred in the ordinary course of business of the Company or such Subsidiary;

        (ix) the incurrence by any Subsidiary of the Company of Indebtedness, the aggregate principal amount of which, together with all other Indebtedness of the Company's Subsidiaries at the time outstanding (excluding the Existing Indebtedness until repaid or refinanced and excluding Physician Support Obligations), does not exceed the greater of (1) 10% of the Company's Stockholders' Equity as of the date of incurrence or (2) $10.0 million; PROVIDED that, in the case of clause (1) only, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.5 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period; and

        (x) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this covenant) in an aggregate principal amount at any time outstanding not to exceed $400.0 million.

    LIENS

    The 7 5/8% indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the 7 5/8% indenture and the 7 5/8% notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

    The 8 1/8% indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien to secure Indebtedness that is PARI PASSU with or subordinated in right of payment to the 8 1/8% notes (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the 8 1/8% indenture and the 8 1/8% notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The indentures provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the indentures, (b) the indentures, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, unless such Indebtedness was incurred in connection with or in contemplation of such acquisition for the purpose of refinancing Indebtedness which was tax-exempt, or in violation of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the indentures except to the extent that such Consolidated Cash Flow would be permitted to be dividends to the Company without the prior consent or approval of any third party, (e) customary non-assignment provisions in leases entered into in the ordinary course of business, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (h) the Existing Credit Facility and related documentation as the same is in effect on the date of the indentures and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the Existing Credit Facility and related documentation as in effect on the date of the indentures.

    LINE OF BUSINESS

    The indentures provide that the Company will not, and will not permit any of its Subsidiaries to, engage in any material extent in any business other than the ownership, operation and management of Hospitals and Related Businesses.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The indentures provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless: (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the Notes and the indentures pursuant to supplemental indentures in forms reasonably satisfactory to the applicable Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the applicable indenture described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    TRANSACTIONS WITH AFFILIATES

    The indentures provide that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the applicable Trustee
(a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; PROVIDED that (x) transactions or payments pursuant to any employment arrangements or employee or director benefit plans entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Subsidiaries and (z) transactions permitted by the provisions of the indentures described under the caption "Limitations on Restricted Payments", in each case, shall not be deemed to be Affiliate Transactions.

    LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES

    The 7 5/8% indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Subsidiaries (except Indebtedness of a Subsidiary of such Subsidiary or Physician Support Obligations) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the 7 5/8% indenture providing for the Guarantee of the payment of the 7 5/8% notes by such Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

    The 8 1/8% indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Subsidiaries (except Indebtedness of a Subsidiary of such Subsidiary or Physician Support Obligations) unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the 8 1/8% indenture providing for the Guarantee of the payment of the 8 1/8% notes by such Subsidiary, which Guarantee shall be subordinated to such Subsidiary's Guarantee of or pledge to secure such other Indebtedness to the same extent as the 8 1/8% notes are subordinated to such other Indebtedness under the 8 1/8% indenture.

    Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the

Company's stock in, or all or substantially all the assets of, such Subsidiary. The forms of such supplemental indentures will be attached as exhibits to the indentures. The foregoing provisions will not be applicable to any one or more Guarantees that otherwise would be prohibited of up to $25.0 million in aggregate principal amount of Indebtedness of the Company or its Subsidiaries at any time outstanding.

    NO AMENDMENT TO SUBORDINATION PROVISIONS

    The 7 5/8% indenture provides that the Company will not amend, modify or alter the 8 1/8% indenture or the indentures relating to the untendered 10 1/8% Notes, the 8 5/8% Subordinated Notes or the 6% Exchangeable Subordinated Notes in any way that would (i) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of (a) any untendered 10 1/8% Notes, 8 5/8% Senior Subordinated Notes or 6% Exchangeable Subordinated Notes or (b) any 8 1/8% notes such that the final maturity date of the 8 1/8% notes is earlier than the 91st day following the final maturity date of the 7 5/8% notes or (ii) amend the provisions of Article 10 of the 8 1/8% indenture (which relates to subordination) or the subordination provisions of the indentures relating to the untendered 10 1/8% Notes, the 8 5/8% Senior Subordinated Notes or the 6% Exchangeable Subordinated Notes or any of the defined terms used therein in a manner that would be adverse to the holders of the 7 5/8% notes.

    NO SENIOR SUBORDINATED DEBT

    The 8 1/8% indenture provides that the Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the 8 1/8% notes.

REPORTS

    The indentures provide that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

    The indentures provide that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the notes (whether or not prohibited by the subordination provisions of the 8 1/8% indenture); (ii) default in payment when due of the principal of or premium, if any, on the notes, at maturity or otherwise (whether or not prohibited by the subordination provisions of the 8 1/8% indenture); (iii) failure by the Company to comply with the provisions described under the captions "--Purchase at the Option of holders Upon a Change of Control," "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the indentures or the notes; (v) in the case of the 7 5/8% indenture only, any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the 7 5/8% indenture or is thereafter created, which default

(a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its expressed maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $25.0 million or more; (vi) in the case of the 8 1/8% indenture only, any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the 8 1/8% indenture or is thereafter created, which default (a) constitutes a failure to pay principal at final maturity or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness that has not been paid at final maturity or that has been so accelerated, aggregates $25.0 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $25.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the appropriate Trustee or the holders of at least 25% in principal amount of the then outstanding notes, as the case may be, by written notice to the Company and the appropriate Trustee may declare all the notes, as the case may be, to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, all outstanding notes will become due and payable without further action or notice. holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the applicable Trustee in its exercise of any trust or power. Either Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indentures, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs under the 8 1/8% indenture prior to June 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the 8 1/8% notes prior to such date, then the premium specified in the 8 1/8% indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the 8 1/8% notes.

    The holders of not less than a majority in aggregate principal amount of the notes, as the case may be, then outstanding by written notice to the applicable Trustee on behalf of the holders of all of the 7 5/8% notes or 8 1/8% notes, as the case may be, may waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on any of the notes, as the case may be.

    The Company is required to deliver to each Trustee annually a statement regarding compliance with the respective indentures, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustees a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

    No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the notes, the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for (i) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith and
(iv) the Legal Defeasance provisions of the applicable indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the applicable indenture ("Covenant Defeasance") and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the applicable notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the applicable notes.

    The Company may exercise a Legal or Covenant Defeasance by making an irrevocable deposit with the Trustee (a "Company Deposit"), in trust, for the benefit of the holders of the notes, consisting of cash in United States currency, non-callable Government Securities, or a combination thereof in amounts that will be sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of and premium (if any), interest, and liquidated damages (if any) on the outstanding notes at maturity or on the applicable redemption date, as the case may be. An entity other than the Company (a "New Lender") may also make such a deposit (a "New Lender Deposit" and, together with the Company Deposit, the "Deposits").

    Simultaneously with any Deposit, the Company must deliver to the Trustee (i) a notice specifying whether the Company is exercising Legal or Covenant Defeasance (or both) and whether the notes are being defeased to maturity or to a particular redemption date; (ii) an opinion of counsel, reasonably acceptable to the Trustee, confirming that: (a) the holders of outstanding notes will not recognize income, gain, or loss for federal income tax purposes as a result of the proposed defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred, except that, in the case of Legal Defeasance, the opinion of counsel must recite that it is based upon a ruling to that effect received by the Company from or published by the Internal Revenue Service, or upon a change in applicable federal income tax law; (b) on and after the date of the New Lender Deposit, or after the 90th day after the Company Deposit, as the case may be, the cash or securities so deposited will not be subject to avoidance and repayment under Sections 547 and 550 of the United States Bankruptcy Code (the "Bankruptcy Code"); and (c) all conditions precedent to the defeasance set forth in the indenture have been satisfied; and (iii) an Officer's Certificate to the effect that (a) the Deposit was not made with actual intent to hinder, delay, or defraud the Company's creditors, (b) all conditions precedent to the defeasance set forth in the indenture have been satisfied, and (c) in the case of a New Lender Deposit, (i) the New Lender made the New Lender Deposit under an agreement (the "New Loan Agreement") with the Company; (ii) under the New Loan Agreement, the New Lender

Deposit constitutes an unsecured loan (the "New Loan) by the New Lender to the Company; (iii) the maturity date of the New Loan is later than the 90th date after the date of the New Lender Deposit; and (iv) the New Loan Agreement prohibits prepayment of the New Loan on or before the 90th day after the date of the New Lender Deposit, except in the event of a default thereunder, and the remaining terms of the New Loan Agreement (including the interest rate on the New Loan) are consistent with ordinary business practice.

    The Legal or Covenant Defeasance will occur on the date of a New Lender Deposit or on the 91st day after the date of a Company Deposit, as the case may be, unless in either case (i) on and as of the date of the Deposit, a Default or Event of Default has occurred and is continuing (other than one resulting from the borrowing of funds used to make the Deposit); (ii) the defeasance will result in or constitute a breach or default under any material agreement or indenture to which the Company or any of its Subsidiaries is bound; or (iii) in the case of a Company Deposit, an Event of Default relating to bankruptcy occurs within 90 days after the date of the Deposit.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange notes in accordance with the indentures. The Registrar and the Trustees may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the indentures. The Company is not required to transfer or exchange any 8 1/8% note selected for redemption. Also, the Company is not required to transfer or exchange any 8 1/8% note for a period of 15 days before the mailing of a notice of redemption of 8 1/8% new notes.

    The registered holder of a note will be treated as the owner of it for all purposes.

GLOBAL NOTES

    The old notes were and the new notes will be issued in the form of one or more registered notes in book-entry form (each, a "Global Note") that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or any such nominee to a successor of DTC or a nominee of such successor.

    So long as DTC or its nominee is the registered holder of a Global Note, DTC or its nominee, as the case may be, will be treated as the sole owner of it for all purposes under the indenture and the beneficial owners of notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the applicable Trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders thereof under the indenture.

    If (i) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days,
(ii) an Event of Default under the applicable indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes advise DTC to cease acting as depository or (iii) the Company, in its sole discretion, determines at any time that the Notes shall no longer be represented by a Global Note, the Company will issue individual notes of the applicable amount and in certificated form in exchange for a Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of individual notes in certificated form of like tenor, equal in principal amount to such beneficial interest and to have such notes in certificated form registered in its name.

    DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds certificates that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    None of the Company, the Trustees or the Exchange Agent will have any responsibility for any aspect of the records relating to or payments made on account of beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

EXCHANGE OFFER; REGISTRATION RIGHTS

    The Company and the initial purchasers entered into a registration rights agreement on May 21, 1998. Pursuant to the registration rights agreement, the Company agreed to file an exchange offer registration statement (the "Exchange Offer Registration Statement") with the Commission within 30 days of filing its 1998 Form 10-K on the appropriate form under the Securities Act with respect to an offer to exchange each of the old notes for the new notes. Pursuant to the Exchange Offer, upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of the Transfer Restricted Securities (as defined), who are able to make certain representations, the opportunity to exchange their Transfer Restricted Securities for new notes. If
(i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of notes which are Transfer Restricted Securities notifies the Company prior to the twentieth business day following the consummation of the Exchange Offer that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer, or (b) it may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and owns old notes acquired directly from the Company or any of the Company's affiliates, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to register for public resale the Transfer Restricted Securities held by any such holder who provides the Company with certain information for inclusion in the Shelf Registration Statement. The Company will use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to be effective continuously, and shall keep the Exchange Offer open for a period of not less than twenty business days. For the purposes of the foregoing, "Transfer Restricted Securities" means each old note until the earliest of the date on which (i) such old note has been exchanged in the Exchange Offer by a person other than a broker-dealer for a New note, (ii) such old note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iii) following the exchange by a broker-dealer in the Exchange Offer of an old note for a new note, such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospects contained in the Exchange Offer Registration Statement, or (iv) such old note is distributed to the public pursuant to Rule 144(k) under the Securities Act.

    The registration rights agreement provides that (i) if the Company fails to file an Exchange Offer Registration Statement with the Commission on or prior to the thirtieth day after the Filing Date, (ii) if the

Company fails to use its commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to ninety days after the Filing Date, (iii) if the Company fails to use its commercially reasonable efforts to have the Exchange Offer consummated on or before the thirtieth business day after the Exchange Offer Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Company fails to file the Shelf Registration Statement with the Commission on or prior to thirty days after such filing obligation arises and fails to cause the Shelf Registration Statement to be declared effective on or prior to sixty days after the obligation to file arises, or (vi) if the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities during the periods specified in the Registration Rights Agreement, (each such event referred to in clauses (i) through (vi) above a "Registration Default"), then the Company will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.35 per week per $1,000 in principal amount of Transfer Restricted Securities. The Company shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    All accrued Liquidated Damages shall be paid by the Company to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indentures or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the applicable notes then outstanding (including consents obtained in connection with a tender offer or Exchange Offer for such notes), and any existing default or compliance with any provision of the indentures or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding applicable notes (including consents obtained in connection with a tender offer or Exchange Offer for such notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder): (i) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any note or, in the case of the 8 1/8% indenture, alter the provisions with respect to the redemption of the 8 1/8% notes (other than provisions relating to the covenants described under the caption "--Repurchase at the Option of holders Upon a Change of Control"); (iii) reduce the rate of or change the time for payment of interest on any note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the applicable notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration); (v) make any note payable in money other than that stated in the notes; (vi) make any change in the provisions of the indentures relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes; (vii) in the case of the 8 1/8% indenture, waive a redemption payment with respect to any 8 1/8% note (other than a payment required by one of the covenants described under the caption "--Repurchase at the Option of holders Upon a Change of Control"); or (viii) make any change in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any amendment to the provisions of Article 10 of the 8 1/8% indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the 8 1/8% notes then outstanding if such amendment would adversely affect the rights of holders of 8 1/8% notes.

    Notwithstanding the foregoing, without the consent of any holder of notes, the Company and the appropriate Trustee may amend or supplement the indentures or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for any supplemental indenture described under the caption "--Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries," to provide for the assumption of the Company's obligations to holders of notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indentures of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The indentures will contain certain limitations on the rights of the Trustees, should either Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if either Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustees will be required, in the exercise of their power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, neither Trustee will be under any obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless such holder shall have offered to the appropriate Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

"ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices and (ii) the issuance or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25.0 million or (b) for net proceeds in excess of $25.0 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to another Subsidiary, (b) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary, (c) a Restricted Payment that is permitted by the covenant described under the caption "--Certain Covenants--Restricted Payments" and (d) a Hospital Swap will not be deemed to be an Asset Sale.

"CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

"CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that the Company will be able to acquire notes tendered upon the occurrence of a Change of Control Triggering Event.

"CHANGE OF CONTROL TRIGGERING EVENT" means the occurrence of both a Change of Control and a Rating Decline.

"CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS in each case, without duplication (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, (iii) the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP, (v) the amount of any restructuring charges deducted in such period in computing Consolidated Net Income for such period, (vi) the amount of all losses related to discontinued operations deducted in such period in computing Consolidated Net Income for such period, (vii) the amount of all non-recurring charges and expenses related to acquisitions and mergers deducted in such period in computing Consolidated Net Income for such period and (viii) any non-cash charges reducing Consolidated Net Income for such period (excluding any portion of such charge requiring an accrual of a cash reserve for anticipated cash charges for any future period).

    Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

"CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

"CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the indentures in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

"CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the indentures or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

"DESIGNATED SENIOR DEBT" means (i) so long as any Obligations are outstanding under the Existing Credit Facility, such Obligations and (ii) thereafter, any other Senior Debt permitted under the 8 1/8% indenture the principal amount of which is $100.0 million or more and that has been designated by the Company as "Designated Senior Debt."

"DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the applicable new notes mature.

"EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"EXISTING CREDIT FACILITY" means that certain Credit Agreement by and among the Company and Morgan Guaranty Trust Company of New York and the other banks that are party thereto, providing for $2.8 billion in aggregate principal amount of Indebtedness, including any related notes, instruments, and agreements executed in connection therewith, as amended, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

"EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Company's Existing Credit Facility) in existence on the date of the indentures, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the indentures.

"FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

"FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments or receipts (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

"GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

"HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

"HOSPITAL" means a hospital, outpatient clinic, long-term care facility or other facility or business that is used or useful in or related to the provision of healthcare services.

"HOSPITAL SWAP" means an exchange of assets by the Company or a Subsidiary of the Company for one or more Hospitals and/or one or more Related Businesses or for the Capital Stock of any Person owning one or more Hospitals and/or one or more Related Businesses.

"INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

"INVESTMENT GRADE" means a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

"LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

"MOODY'S" means Moody's Investors Service, Inc. and its successors.

"NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

"OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"PAYMENT DEFAULT" means, for purposes of the 7 5/8% indenture, any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

"PERMITTED LIENS" means (i) Liens in favor of the Company; (ii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition (unless such Liens secure Indebtedness that was incurred in connection with or in contemplation of such acquisition and is used to refinance tax-exempt Indebtedness) and do not extend to any assets or the Company or its Subsidiaries other than those of the Person merged into or consolidated with the Company or that becomes a Subsidiary of the Company; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition (unless such Liens secure Indebtedness that was incurred in connection with or in contemplation of such acquisition and is used to refinance tax-exempt Indebtedness); (iv) Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the date of the indentures; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) other Liens on assets of the Company or any Subsidiary of the Company securing Indebtedness that is permitted by the terms of the indentures to be outstanding having an aggregate principal amount at any one time outstanding not to exceed 10% of the Stockholders' Equity of the Company; and (viii) Liens to secure Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the indentures and that was incurred in accordance with the provisions of the indentures; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary other than assets or property securing the Indebtedness so refinanced.

"PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries; PROVIDED that, except in the case of Indebtedness of the Company issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, Indebtedness of a Subsidiary of the Company: (i) the principal amount of such Permitted Refinancing Indebtedness (or if such Permitted Refinancing Indebtedness is issued at a discount, the initial issuance price of such Permitted Refinancing Indebtedness) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the 7 5/8% new notes, such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the 7 5/8% new notes on subordination terms at least as favorable to the holders of 7 5/8% new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) such Indebtedness is incurred by the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Indebtedness is incurred by the Company or a Subsidiary if a

Subsidiary is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"PHYSICIAN JOINT VENTURE DISTRIBUTIONS" means distributions made by the Company or any of its Subsidiaries to any physician, pharmacist or other allied healthcare professional in connection with the unwinding, liquidation or other termination of any joint venture or similar arrangement between any such Person and the Company or any of its Subsidiaries.

"PHYSICIAN SUPPORT OBLIGATIONS" means any obligation or Guarantee incurred in the ordinary course of business by the Company or a Subsidiary of the Company in connection with any advance, loan or payment to, or on behalf of or for the benefit of any physician, pharmacist or other allied healthcare professional for the purpose of recruiting, redirecting or retaining the physician, pharmacist or other allied healthcare professional to provide service to patients in the service area of any Hospital or Related Business owned or operated by the Company or any of its Subsidiaries; excluding, however, compensation for services provided by physicians, pharmacists or other allied healthcare professionals to any Hospital or Related Business owned or operated by the Company or any of its Subsidiaries.

"QUALIFIED EQUITY INTERESTS" shall mean all Equity Interests of the Company other than Disqualified Stock of the Company.

"RATING AGENCIES" means (i) S&P and (ii) Moody's or (iii) if neither S&P nor Moody's shall make a rating of the 7 5/8% new notes or the 8 1/8% new notes, as the case may be, publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

"RATING CATEGORY" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the new notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

"RATING DATE" means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

"RATING DECLINE" means the occurrence on or within 90 days after the date of the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the new notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of: (a) in the event the new notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, a decrease in the rating of the new notes by both Rating Agencies to a rating that is below Investment Grade, or (b) in the event the new notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the new notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

"RELATED BUSINESS" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, management, leasing or operation of a Hospital.

"SENIOR DEBT" means (i) Indebtedness under the Existing Credit Facility, (ii) the 7 5/8% new notes and the 7 5/8% old notes, the Existing Senior Notes and any other Indebtedness permitted to be incurred by the

Company under the terms of the 8 1/8% indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the 8 1/8% new notes and (iii) all Obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) the 8 1/8% new notes, the Company's untendered 10 1/8% Notes, the Company's 8 5/8% Subordinated Notes and the 6% Exchangeable Subordinated Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the 8 1/8% indenture.

"SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the indentures.

"S&P" means Standard & Poor's Corporation and its successors.

"SPECIFIED EXCHANGE" means any retirement of Indebtedness upon the exercise by a holder of such Indebtedness, pursuant to the terms thereof, of any right to exchange such Indebtedness for shares of common stock of Vencor, Inc. or any successor thereto or any other equity securities, other than Equity Interests of a Subsidiary, owned by the Company as of October 11, 1995, or for any securities or other property received with respect to such common stock or equity securities or cash in lieu thereof, whether or not such right is subject to the Company's ability to pay an amount in cash in lieu thereof.

"STOCKHOLDERS' EQUITY" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a PRO FORMA basis to give effect to any acquisition or disposition by such Person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

"SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

"WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

"WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

    Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept for exchange old notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on April   , 1999; PROVIDED, HOWEVER, that if we, in our sole
discretion, have extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $350,000,000 principal amount of 7 5/8% old notes and $1,005,000,000 principal amount of 8 1/8% old notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the Exchange Offer is subject to certain obligations as set forth under "--Certain Conditions to the Exchange Offer."

    We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    Old notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

    We expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any old notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified under "--Certain Conditions to the Exchange Offer." We will give oral or written notice, of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    The tender to us of old notes by a holder as set forth below and our acceptance of the old notes will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or in the case of a book-entry transfer, an Agent's Message in lieu of such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such old notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such old notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described on page 44 must be received by the Exchange Agent, prior to the Expiration Date, with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or
(iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

    The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or old notes should be sent to us.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered (i) by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined). In the event that signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we determine (which decision we may delegate to the Exchange Agent) in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

    We shall make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange (which decision we may delegate to the Exchange Agent) in our sole discretion. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular old note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the Exchange Offer). Our interpretation of the terms and conditions of the Exchange Offer as to any particular old note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) (which power we may delegate to the Exchange Agent) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we shall determine. We are not, nor is the Exchange Agent or any other person under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, and shall not incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

    If the Letter of Transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived us (which power may be delegated to the Exchange Agent), proper evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

    Any holder that tenders old notes to us represents that the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder and that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes. If any holder who is our "affiliate" as defined under Rule 405 promulgated under the Securities Act, engages in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered old notes for exchange when, and if we give oral (confirmed in writing) or written notice thereof to the Exchange Agent.

    The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer.

    In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the Exchange Agent's account at DTC, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. lf any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

    The Exchange Agent will make a request to establish an account with respect to the old notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, unless the Exchange Agent already has established an account with DTC suitable for the Exchange Offer, and any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof or an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the Exchange Agent before the Expiration Date, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal or facsimile thereof or Agent's Message in lieu thereof, with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by such Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal or facsimile thereof or Agent's Message in lieu thereof, with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of old notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the old notes to be withdrawn, (ii) the old notes to be withdrawn (including the principal amount of such old notes), and (iii) (where certificates for old notes have been transmitted) specify the name in which such old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We shall make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices (or delegate our power to the Exchange Agent). Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such old notes, any of the following events shall occur:

        (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

        (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by an governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer,
    (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

        (c) any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this Prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

    The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                              The Bank of New York
                               AS EXCHANGE AGENT

   BY MAIL, BY HAND AND OVERNIGHT COURIER:                     BY FACSIMILE:
            The Bank of New York                              (212) 815-6339
         101 Barclay Street, 21 West                       CONFIRM BY TELEPHONE:
          New York, New York 10286                            (212) 815-3502
        Attention: Millicent Burnett

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer, except for reimbursement of mailing expenses.

    We will pay the estimated cash expenses to be incurred in connection with the Exchange Offer, which are estimated to be $700,000.

TRANSFER TAXES

    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the Exchange Offer be returned to, a person other that the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OLD NOTES

    Holders of old notes who do not exchange their old notes for new notes pursuant to the Exchange Offer will continue to be subject to the provisions in the indentures regarding transfer and exchange of the old notes and the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Under certain circumstances, certain holders of old notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resale new notes received in the Exchange Offer, may require us to file and cause to become effective, a shelf registration statement which would cover resales of old notes by such holders. We do not currently anticipate that we will register old notes under the Securities Act. However, subject to limitations specified in the registration rights agreement, we will register or qualify the new notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. See "--Description of the Notes--Exchange Offer; Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that new notes issued pursuant to the Exchange Offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is our "affiliate" within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; PROVIDED that such new notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such new notes and has no arrangement or understanding to participate in a distribution of new notes. If any holder who is our affiliate engages in or intends to engage in or has any arrangement or understanding with respect to the distribution of new notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the new notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement, subject to certain limitations specified therein, to register or qualify the new notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, we do not intend to register or qualify the sale of the new notes in any such jurisdictions.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following summary discusses Federal income tax consequences anticipated to be material to holders who exchange the old notes for new notes, pursuant to the Exchange Offer, and the disposition of the new notes. This summary is based upon existing United States Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States Federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as new notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations, or, except to the extent described below, Non-U.S. holders (as defined below)) or to persons that hold the old notes or will hold the new notes as a part of a straddle, hedge, or synthetic security transaction for United States Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary addresses tax consequences only to current holders of notes and assumes that such holders hold their new notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). holders are urged to consult their tax advisors regarding the United States Federal, state, local, and foreign income and other tax considerations associated with the exchange of old notes for new notes and the disposition of the new notes.

    For purposes of this summary, a "U.S. Holder" is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate that is subject to United States federal income taxation without regard to the source of its income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of an old note or new note who is not a U.S. Holder.

U.S. HOLDERS AND NON-U.S. HOLDERS

    The Company has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that there will be no United States Federal income tax consequences to a U.S. Holder or Non-U.S. Holder exchanging an old note for a new note pursuant to the Exchange Offer and such holder will have the same adjusted basis and holding period in the new note as it had in the old note immediately before the exchange.

U.S. HOLDERS

    DISPOSITION OF NEW NOTES. In general, subject to the market discount rules discussed below, a U.S. Holder of a new note will recognize capital gain or loss upon the sale, redemption, retirement or other disposition of the new note in an amount equal to the difference between the amount realized (except to the extent attributable to accrued but unpaid interest), in such disposition and the holder's adjusted tax basis in the new note. Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1998, net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by an individual holder upon the disposition of a new note that has been held for more than 12 months will generally be subject to tax at a rate not to exceed 20%, or, in the case of a new note that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate holder will be subject to tax at the ordinary income tax rates applicable to corporations.

    MARKET DISCOUNT. Holders, other than original purchasers of old notes in the original offering, should be aware that the resale of the new notes may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of a note purchases such note, subsequent to the original offering, at a market discount in excess of a statutorily defined DE MINIMUS amount, and thereafter recognizes gain upon a disposition (including a partial redemption) of the new note received in exchange for such old note, the lesser of such gain or the portion of the market discount that accrued while the old note and the new note were held by such holder will be treated as ordinary interest income at the time of the disposition. The rules also provide that a holder who acquires a note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such note until the holder disposes of such note in a taxable transaction. If a holder of such a note elects to include market discount in income currently, both of the foregoing rules would not apply.

NON-U.S. HOLDERS

    PAYMENTS OF INTEREST. Interest paid by the Company to Non-U.S. Holders will not be subject to United States Federal income or withholding tax provided that
(i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(ii) such holder is not a controlled foreign corporation related to the Company through stock ownership, a foreign tax-exempt organization or foreign private foundation for United States Federal income tax purposes, and (iii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner's Statement Requirement." Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States Federal income tax on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year.

    GAIN ON DISPOSITION. A Non-U.S. Holder will generally not be subject to United States Federal income tax on gain recognized on a sale, redemption, or other disposition of a new note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States Federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

    FEDERAL ESTATE TAXES. A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death, PROVIDED that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) the interest accrued on the new note was not effectively connected with a United States trade or business of the individual at the individual's death.

    OWNER'S STATEMENT REQUIREMENT. Sections 871(h) and 881(c) of the Code require that either the beneficial owner of the new note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds the new note on behalf of such owner file a statement with the Company or its agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States Federal income tax. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of a new note certifying under penalties of perjury that such owner is not a United States person and that provides such owner's name and address or (ii) a statement from the Financial Institution holding the new note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Current United States Federal income tax law provides that in the case of payments of interest to Non-U.S. holders, the 31% backup withholding tax will not apply to payments made outside the United States by the Company or a paying agent on a new note if an Owner's Statement is received or an exemption has otherwise been established; PROVIDED in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury Regulations, payments of the proceeds of the sale of a new note to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States Federal income tax purposes, a foreign person 50% or more of whose gross income is from a United States trade or business for a specific three-year period, or, with respect to payments made after December 31, 1999, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in United States Treasury regulations) who, in the aggregate, hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business unless the broker has in its records documentary evidence that the holder is not a United States person and certain conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    Recently, the Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners and would alter the rules applicable to certain partnerships by requiring partners, rather than the partnership, to provide the Owner's Statement. The Final Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of ninety days after the Expiration Date, we will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until               , 1999, all dealers effecting transactions in the
new notes may be required to deliver a prospectus.

    We will not receive any proceeds form any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions, or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of ninety days after the Expiration Date, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the new notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters as to the validity of the new notes offered hereby will be passed upon for us by Christi R. Sulzbach, our Executive Vice President and General Counsel. Ms. Sulzbach will rely upon the opinion of Woodburn & Wedge, Reno, Nevada, as to matters of Nevada law.

                                    EXPERTS

    Our consolidated financial statements and schedule as of May 31, 1997 and 1998, and for each of the years in the three-year period ended May 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE USING THE PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO IS CORRECT AFTER THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

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
Available Information......................................................................................          ii
Incorporation of Certain Documents by Reference............................................................          ii
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................          14
Capitalization.............................................................................................          15
Selected Financial Information.............................................................................          16
Description of Notes.......................................................................................          18
The Exchange Offer.........................................................................................          42
Material Federal Income Tax Consequences...................................................................          48
Plan of Distribution.......................................................................................          51
Legal Matters..............................................................................................          51
Experts....................................................................................................          51

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides generally, and in pertinent part, that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation.
Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

    Article IX of the Company's Restated By-Laws, as amended, provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Nevada law. The Company has entered into indemnification agreements with each of its directors and executive officers. Such indemnification agreements are intended to provide a contractual right to indemnification, to the maximum extent permitted by law, for expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by applicable law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. Such indemnification agreements do not change the basic legal standards for indemnification set forth under Nevada law or the Company's Restated Articles of Incorporation, as amended (the "Articles"). Such agreements are intended to be in furtherance, and not in limitation of, the general right to indemnification provided in the Articles.

    Section 78.037 of the Nevada RSA provides that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provisions shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (ii) under Section 78.300 of the Nevada RSA (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock). Article X of the Articles contains a provision eliminating the liability of directors and officers to the extent permitted under Section 78.037 of the Nevada RSA.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

    1.1**  Purchase Agreement, dated May 8, 1998, between Tenet Healthcare Corporation (the
           "Company") and Donaldson, Luftkin & Jenrette Securities Corporation, Merrill
           Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan
           Stanley & Co Incorporated, Salomon Brothers Inc, Deutsche Morgan Grenfell Inc.
           and BancAmerica Robertson Stephens (collectively the "Initial Purchasers").

    3.1    Restated Articles of Incorporation of the Company, as amended to date
           (Incorporated by reference to Exhibit 3(a) to Company's Annual Report on Form
           10K, dated August 25, 1995, for the fiscal year ended May 31, 1995).

    3.2    Restated By-Laws of the Company, as amended October 16, 1996 (Incorporated by reference to Exhibit 3 to Company's Quarterly Report on Form 10-Q dated January
           14, 1998, for the fiscal quarter ended November 30, 1997).

    4.1    Indenture, dated May 21, 1998, between the Company and The Bank of New York as
           Trustee, relating to 7 5/8% Senior Notes due 2008 of the Company (the "7 5/8% New
           Notes") (Incorporated by reference to Exhibit 4(o) to the Company's Annual Report on Form 10-K, dated August 27, 1998, for fiscal year ended May 31, 1998).

    4.2    Form of 7 5/8% New Note (included in Exhibit 4.1).

    4.3    Indenture, dated May 21, 1998, between the Company and The Bank of New York as
           Trustee, relating to 8 1/8% Senior Subordinated Notes due 2008 (the 8 1/8% New
           Notes) (Incorporated by reference to Exhibit 4(p) to the Company's Annual Report on Form 10-K, dated August 27, 1998, for fiscal year ended May 31, 1998).

    4.4    Form of 8 1/8% New Note (included in Exhibit 4.3).

    4.5**  Registration Rights Agreement, dated as of May 21, 1998, by and among the Company and the Initial Purchasers named therein.

    4.6    Indenture, dated as of March 1, 1995, between the Company and The Bank of New
           York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q dated
           April 14, 1995, for the fiscal quarter ended February 28, 1995).

    4.7    First Supplemental Indenture, dated as of October 30, 1995, between the Company and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002
           (Incorporated by reference to Exhibit 4(c) to the Company's Annual Report on Form
           10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997).

    4.8    Second Supplemental Indenture, dated as of August 21, 1997, between the Company and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002
           (Incorporated by reference to Exhibit 4(d) to the Company's Annual Report on Form
           10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997).

    4.9**  Third Supplemental Indenture, dated as of May 7, 1998, between the Company and
           The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002.

    4.10   Indenture, dated as of March 1, 1995, between the Company and The Bank of New
           York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005
           (Incorporated by reference to Exhibit 4(b) to the Company's Quarterly Report on
           Form 10-Q dated April 14, 1995, for the fiscal quarter ended February 28, 1995).

    4.11   First Supplemental Indenture, dated as of October 27, 1995, between the Company and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated
           Notes due 2005 (Incorporated by reference to Exhibit 4(f) to the Company's Annual
           Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31,
           1997).

    4.12   Second Supplemental Indenture, dated as of August 21, 1997, between the Company and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated
           Notes due 2005 (Incorporated by reference to Exhibit 4(g) to the Company's Annual
           Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31,
           1997).

   4.13**  Third Supplemental Indenture, dated as of May 7, 1998, between the Company and
           The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005.

    4.14   Indenture, dated as of October 16, 1995, between the Company and The Bank of New
           York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K dated
           August 26, 1996, for the fiscal year ended May 31, 1996).

    4.15   First Supplemental Indenture, dated as of October 30, 1995, between the Company and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003
           (Incorporated by reference to Exhibit 4(i) to the Company's Annual Report on Form
           10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997).

    4.16   Second Supplemental Indenture, dated as of August 21, 1997, between the Company and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003
           (Incorporated by reference to Exhibit 4(j) to the Company's Annual Report on Form
           10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997).

    4.17   Indenture, dated as of January 10, 1996, between the Company and The Bank of New
           York, as Trustee, relating to 6% Exchangeable Subordinated Notes due 2005
           (Incorporated by reference to Exhibit 4(a) to the Company's Quarterly Report on
           Form 10-Q dated January 15, 1996, for the fiscal quarter ended November 30,
           1995).

    4.18   Indenture, dated January 15, 1997, between the Company and The Bank of New York, as Trustee, relating to 7 7/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(m) to the Company's Annual Report on Form 10-K, dated August 27,
           1997 for the fiscal year ended May 31, 1997).

    4.19   Indenture, dated January 15, 1997, between the Company and The Bank of New York, as Trustee, relating to 8% Senior Notes due 2005 (Incorporated by reference to
           Exhibit 4(n) to the Company's Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997).

    4.20   Indenture, dated January 15, 1997, between the Company and The Bank of New York, as Trustee, relating to 8 5/8 Senior Subordinated Notes due 2007 (Incorporated by
           reference to Exhibit 4(o) to the Company's Annual Report on Form 10-K, dated
           August 27, 1997 for the fiscal year ended May 31, 1997).

    5.1**  Opinion of Christi R. Sulzbach, Esq., Executive Vice President, General Counsel
           and Secretary of the Company.

    5.2**  Opinion of Woodburn and Wedge.

    8.1**  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps").

   10.1    $2,800,000,000 Credit Agreement, dated as of January 30, 1997, among Tenet, as
           Borrower, the Lenders, Managing Agents and Co-Agents party thereto, the Swingline
           Bank party thereto, The Bank of New York and the Bank of Nova Scotia, as
           Documentation Agents, Bank of America National Trust and Savings Association, as
           Syndication Agent, and Morgan Guaranty Trust Company of New York, as
           Administration Agent (Incorporated by reference to Exhibit 10(a) to the Company's
           Quarterly Report on Form 10-Q, dated as of April 14, 1997, for the fiscal quarter ended February 28, 1997).

   10.2    Amendment, dated as of July 25, 1997, to the Credit Agreement, dated as of
           January 30, 1997, among the Company the Lenders, Managing Agents and Co-Agents party thereto, the Swingline Bank party thereto, The Bank of New York and The
           Bank of Nova Scotia, as Documentation Agents, Bank of America National Trust and
           Savings Association, as Syndication Agent, and Morgan Guaranty Trust Company of
           New York, as Administrative Agent (Incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997.)

   10.3    Escrow Agreement, dated as of January 10, 1996, among the Company, NME
           Properties, Inc., NME Property Holding Co., Inc. and The Bank of New York, as
           Escrow Agent (Incorporated by reference to Exhibit 4(b) to the Company's
           Quarterly Report on Form 10-Q, dated as of January 15, 1996, for the fiscal quarter ended November 30, 1995).

   12.1**  Statement regarding the computation of ratio of earnings to fixed charges for the
           Company.

   23.1*   Consent of KPMG LLP.

   23.2**  Consent of Christi R. Sulzbach (included in Exhibit 5.1).

   23.3**  Consent of Skadden Arps (included in Exhibit 8.1).

   24.1**  Power of Attorney.

   25.1**  Statement of Eligibility on Form T-1 of The Bank of New York, as the Trustees
           under the 7 5/8% and 8 1/8% Indentures relating to the new notes.

  27*      Restated Financial Data Schedule for the twelve months ended May 31, 1994, May
           31, 1995, May 31, 1996 and May 31, 1997

   99.1**  Form of Letter of Transmittal.

   99.2**  Form of Notice of Guaranteed Delivery.

   99.3**  Form of Letter of Brokers, Dealers, Commercial Banks, Trust Companies and other
           Nominees.

   99.4**  Form of Letter to Clients.

   99.5**  Guidelines for Certification of Taxpayer Identification Number on Substitute Form
           W-9.

   99.6**  Form of Exchange Agent Agreement.


------------------------

*   Filed herewith

**  Previously filed

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on April 22, 1999.


                                TENET HEALTHCARE CORPORATION

                                By:  /s/ JEFFREY C. BARBAKOW
                                     -----------------------------------------
                                     Name: Jeffrey C. Barbakow
                                     Title: CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on behalf of the following persons in the capacities indicated on April 22, 1999:


                      SIGNATURE                                                   TITLE
------------------------------------------------------  ----------------------------------------------------------

               /s/ JEFFREY C. BARBAKOW
      ------------------------------------------              Chairman, Chief Executive Officer and Director
                 Jeffrey C. Barbakow                                  (Principal Executive Officer)

              /s/ MICHAEL H. FOCHT, SR.*
      ------------------------------------------                          President and Director
                Michael H. Focht, Sr.

                  /s/ TREVOR FETTER*
      ------------------------------------------           Chief Corporate Officer and Chief Financial Officer
                    Trevor Fetter                                     (Principal Financial Officer)

              /s/ RAYMOND L. MATHIASEN*                                Executive Vice President and
      ------------------------------------------                         Chief Accounting Officer
                 Raymond L. Mathiasen                                 (Principal Accounting Officer)

                 /s/ LAWRENCE BIONDI*
      ------------------------------------------                                 Director
                   Lawrence Biondi

                 /s/ BERNICE BRATTER*
      ------------------------------------------                                 Director
                   Bernice Bratter

               /s/ SANFORD CLOUD, JR.*
      ------------------------------------------                                 Director
                  Sanford Cloud, Jr.

                /s/ MAURICE J. DEWALD*
      ------------------------------------------                                 Director
                  Maurice J. DeWald

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ----------------------------------------------------------

                 /s/ RAYMOND A. HAY*
      ------------------------------------------                                 Director
                    Raymond A. Hay

                 /s/ LESTER B. KORN*
      ------------------------------------------                                 Director
                    Lester B. Korn

      ------------------------------------------                                 Director
                  Fred D. Loop, M.D.

              /s/ RICHARD S. SCHWEIKER*
      ------------------------------------------                                 Director
                 Richard S. Schweiker

*By:   /s/ JEFFREY C. BARBAKOW
      -------------------------
         Jeffrey C. Barbakow
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

  EXHIBITS
------------
      1.1**   Purchase Agreement, dated May 8, 1998, between Tenet Healthcare Corporation (the "Company") and
              Donaldson, Luftkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith
              Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co Incorporated, Salomon Brothers Inc,
              Deutsche Morgan Grenfell Inc. and BancAmerica Robertson Stephens (collectively the "Initial
              Purchasers").

      3.1     Restated Articles of Incorporation of the Company, as amended to date (Incorporated by reference to
              Exhibit 3(a) to Company's Annual Report on Form 10K, dated August 25, 1995, for the fiscal year ended May 31, 1995).

      3.2     Restated By-Laws of the Company, as amended October 16, 1996 (Incorporated by reference to Exhibit 3 to Company's Quarterly Report on Form 10-Q dated January 14, 1998, for the fiscal quarter ended
              November 30, 1997).

      4.1     Indenture, dated May 21, 1998, between the Company and The Bank of New York as Trustee, relating to
              7 5/8% Senior Notes due 2008 of the Company (the "7 5/8% New Notes") (Incorporated by reference to
              Exhibit 4(o) to the Company's Annual Report on Form 10-K, dated August 27, 1998, for fiscal year ended May 31, 1998).

      4.2     Form of 7 5/8% New Note (included in Exhibit 4.1).

      4.3     Indenture, dated May 21, 1998, between the Company and The Bank of New York as Trustee, relating to
              8 1/8% Senior Subordinated Notes due 2008 (the 8 1/8% New Notes) (Incorporated by reference to
              Exhibit 4(p) to the Company's Annual Report on Form 10-K, dated August 27, 1998, for fiscal year ended May 31, 1998).

      4.4     Form of 8 1/8% New Note (included in Exhibit 4.3).

      4.5**   Registration Rights Agreement, dated as of May 21, 1998, by and among the Company and the Initial
              Purchasers named therein.

      4.6     Indenture, dated as of March 1, 1995, between the Company and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit 4(a) to the Company's
              Quarterly Report on Form 10-Q dated April 14, 1995, for the fiscal quarter ended February 28, 1995).

      4.7     First Supplemental Indenture, dated as of October 30, 1995, between the Company and The Bank of New
              York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit
              4(c) to the Company's Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended
              May 31, 1997).

      4.8     Second Supplemental Indenture, dated as of August 21, 1997, between the Company and The Bank of New
              York, as Trustee, relating to 9 5/8% Senior Notes due 2002 (Incorporated by reference to Exhibit
              4(d) to the Company's Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended
              May 31, 1997).

      4.9**   Third Supplemental Indenture, dated as of May 7, 1998, between the Company and The Bank of New York, as Trustee, relating to 9 5/8% Senior Notes due 2002.

      4.10    Indenture, dated as of March 1, 1995, between the Company and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q dated April 14, 1995, for the fiscal quarter ended
              February 28, 1995).

      4.11    First Supplemental Indenture, dated as of October 27, 1995, between the Company and The Bank of New
              York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997).

  EXHIBITS
------------
      4.12    Second Supplemental Indenture, dated as of August 21, 1997, between the Company and The Bank of New
              York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(g) to the Company's Annual Report on Form 10-K, dated August 27, 1997, for the fiscal year ended May 31, 1997).

      4.13**  Third Supplemental Indenture, dated as of May 7, 1998, between the Company and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2005.

      4.14    Indenture, dated as of October 16, 1995, between the Company and The Bank of New York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(d) to the Company's
              Annual Report on Form 10-K dated August 26, 1996, for the fiscal year ended May 31, 1996).

      4.15    First Supplemental Indenture, dated as of October 30, 1995, between the Company and The Bank of New
              York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit
              4(i) to the Company's Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended
              May 31, 1997).

      4.16    Second Supplemental Indenture, dated as of August 21, 1997, between the Company and The Bank of New
              York, as Trustee, relating to 8 5/8% Senior Notes due 2003 (Incorporated by reference to Exhibit
              4(j) to the Company's Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended
              May 31, 1997).

      4.17    Indenture, dated as of January 10, 1996, between the Company and The Bank of New York, as Trustee, relating to 6% Exchangeable Subordinated Notes due 2005 (Incorporated by reference to Exhibit 4(a)
              to the Company's Quarterly Report on Form 10-Q dated January 15, 1996, for the fiscal quarter ended
              November 30, 1995).

      4.18    Indenture, dated January 15, 1997, between the Company and The Bank of New York, as Trustee, relating to 7 7/8% Senior Notes due 2003 (Incorporated by reference to Exhibit 4(m) to the Company's
              Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997).

      4.19    Indenture, dated January 15, 1997, between the Company and The Bank of New York, as Trustee, relating to 8% Senior Notes due 2005 (Incorporated by reference to Exhibit 4(n) to the Company's
              Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997).

      4.20    Indenture, dated January 15, 1997, between the Company and The Bank of New York, as Trustee, relating to 8 5/8 Senior Subordinated Notes due 2007 (Incorporated by reference to Exhibit 4(o) to the Company's Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended May 31,
              1997).

      5.1**   Opinion of Christi R. Sulzbach, Esq., Executive Vice President, General Counsel and Secretary of the
              Company.

      5.2**   Opinion of Woodburn and Wedge.

      8.1**   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps").

     10.1     $2,800,000,000 Credit Agreement, dated as of January 30, 1997, among Tenet, as Borrower, the
              Lenders, Managing Agents and Co-Agents party thereto, the Swingline Bank party thereto, The Bank of
              New York and the Bank of Nova Scotia, as Documentation Agents, Bank of America National Trust and
              Savings Association, as Syndication Agent, and Morgan Guaranty Trust Company of New York, as
              Administration Agent (Incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q, dated as of April 14, 1997, for the fiscal quarter ended February 28, 1997).

  EXHIBITS
------------
     10.2     Amendment, dated as of July 25, 1997, to the Credit Agreement, dated as of January 30, 1997, among the Company the Lenders, Managing Agents and Co-Agents party thereto, the Swingline Bank party thereto, The Bank of New York and The Bank of Nova Scotia, as Documentation Agents, Bank of America
              National Trust and Savings Association, as Syndication Agent, and Morgan Guaranty Trust Company of
              New York, as Administrative Agent (Incorporated by reference to Exhibit 10(f) to the Company's
              Annual Report on Form 10-K, dated August 27, 1997 for the fiscal year ended May 31, 1997.)

     10.3     Escrow Agreement, dated as of January 10, 1996, among the Company, NME Properties, Inc., NME
              Property Holding Co., Inc. and The Bank of New York, as Escrow Agent (Incorporated by reference to
              Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q, dated as of January 15, 1996, for the fiscal quarter ended November 30, 1995).

     12.1**   Statement regarding the computation of ratio of earnings to fixed charges for the Company.

     23.1*    Consent of KPMG LLP.

     23.2**   Consent of Christi R. Sulzbach (included in Exhibit 5.1).

     23.3**   Consent of Skadden Arps (included in Exhibit 8.1).

     24.1**   Power of Attorney.

     25.1**   Statement of Eligibility on Form T-1 of The Bank of New York, as the Trustees under the 7 5/8% and
              8 1/8% Indentures relating to the new notes.

    27*       Restated Financial Data Schedule for the twelve months ended May 31, 1994, May 31, 1995, May 31,
              1996 and May 31, 1997

     99.1**   Form of Letter of Transmittal.

     99.2**   Form of Notice of Guaranteed Delivery.

     99.3**   Form of Letter of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

     99.4**   Form of Letter to Clients.

     99.5**   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     99.6**   Form of Exchange Agent Agreement.
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*   Filed herewith

**  Previously filed